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Xylem Inc.

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XYLEM INC.

2015 Proxy Statement

Notice of Annual Meeting of Shareowners

to be held on May 12, 2015

1 International Drive

Rye Brook, NY 10573

March 24, 2015

Dear Fellow Shareowners:

Enclosed are the Notice of Annual Meeting and Proxy Statement for Xylem’s 2015 Annual Meeting of Shareowners to be held on May 12, 2015 (the “Annual Meeting”). Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareowners. We believe the use of the Internet makes the proxy distribution process more efficient and helps in conserving natural resources.

If you are a registered owner of Xylem common stock and do not plan to vote in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

If you are a beneficial owner, meaning someone else - such as your bank, broker or trustee - is the owner of record, the owner of record will communicate with you about how to vote your shares.

Your vote is important and we encourage you to vote as soon as possible, whether or not you plan to attend the Annual Meeting.

Sincerely,

Markos I. Tambakeras

Chairman

1 International Drive

Rye Brook, NY 10573

March 24, 2015

NOTICE OF 2015 ANNUAL MEETING OF SHAREOWNERS

Date and Time:	Tuesday, May 12, 2015, at 11:00 a.m. ET

Place:	Xylem World Headquarters 1 International Drive, Rye Brook, New York 10573

Items of Business:	1. Election of the three Class I Directors.

2. Ratification of the appointment of Deloitte & Touche LLP for 2015.

3. Advisory Vote to approve compensation of named executive officers.

4. Consider a shareowner proposal titled “Reincorporate in Delaware,” if properly presented at the Annual Meeting.

5. Transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 13, 2015.

Mailing or Availability Date:	Beginning on or about March 24, 2015, this Notice of Annual Meeting and the 2015 Proxy Statement are being mailed or made available, as the case may be, to shareowners of record as of March 13, 2015.

Voting by Proxy:	Your vote is important. Please vote your proxy promptly so your shares can be represented at the meeting. You can vote your shares by Internet, by telephone or by completing and returning your proxy card or voting instruction form. Please see “Proxy Statement – Information About Voting” for details.

By Order of the Board of Directors,

Claudia S. Toussaint

SVP, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting:

Our 2015 Proxy Statement and Annual Report for the year ended December 31, 2014 will be available online at https://www.proxyvote.com and on our website at www.xyleminc.com under “Investors.”

PROXY STATEMENT SUMMARY

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors of Xylem Inc. (hereinafter referred to as “Xylem” or the “Company”) for the 2015 Annual Meeting of Shareowners (the “Annual Meeting”) and for any adjournment or postponement of the meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2014 Annual Report before you vote.

2015 ANNUAL MEETING OF SHAREOWNERS

Date and Time: May 12, 2015 at 11:00 a.m. ET	Record Date: March 13, 2015	Location: Xylem Inc. World Headquarters 1 International Drive Rye Brook, New York 10573

Agenda Items:

Proposal	Board Recommendation	Page Reference
1. Election of Directors	FOR	8
2. Ratification of the appointment of Deloitte & Touche LLP for 2015	FOR	13
3. Advisory vote to approve compensation of the named executive officers	FOR	15
4. Shareowner proposal titled “Reincorporate in Delaware”	AGAINST	16

CORPORATE GOVERNANCE HIGHLIGHTS

•	Independent Chairman
•	Majority of Directors are independent (91%)
•	Declassified Board phase-in beginning in 2016
•	Shareowners have the right to call special meetings
•	No poison pill
•	Majority voting with a Director resignation policy for Directors in uncontested elections
•	Senior executive and Director stock ownership guidelines
•	Company policy prohibits pledging and hedging Xylem stock
•	Executive officers subject to clawback policy
•	No re-pricing of stock options
•	Restriction on the number of other boards Directors may serve on to avoid overboarding
•	Overall Board and committee meeting attendance of 96% in 2014
•	Regular executive sessions of Board and each committee without management present
•	Board and committees conduct annual assessments
•	Board focus on succession planning

PROXY STATEMENT SUMMARY

SHAREOWNER ENGAGEMENT

We value the views of our shareowners and we believe that building positive relationships with our shareowners is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareowners, we regularly engage with our shareowners on a range of topics related to strategic and operational matters as well as executive compensation and governance matters. See page 34 for more information on our engagement program.

COMMITMENT TO SUSTAINABILITY

At Xylem, we believe that sustainability is a way of thinking about your business and about the world, and considering what is best for both with the same level of commitment. With an understanding of the critical role of water in our society, we are working to provide advanced technologies and services to ensure that we all have safe and sustainable water supplies. As we work to “solve water,” we are dedicated to doing it the right way and employing socially responsible business practices. At Xylem, we believe in:

•	Safeguarding our planet’s environment and resources
•	Smart, sensible growth and development
•	Accountability to our customers, employees, suppliers, investors and the communities in which we operate

For the past three years, Xylem was named to the Dow Jones Sustainability Index for North America. This is a major acknowledgment of all of the work we have done to advance sustainable business practices and report our progress over time transparently. To learn more about our sustainability efforts, please view our annual Sustainability Report available at xylemsustainability.com.

COMPENSATION HIGHLIGHTS (see page 32 for our full Compensation Discussion and Analysis)

•	A significant portion of our executive pay is linked to performance and is at risk
•	Compensation for our named executive officers (“NEOs”) is aligned with shareowner interests through a balanced equity program (mix of restricted stock units, performance share units and stock options)
•	Capped incentive payouts
•	We conduct regular compensation benchmarking
•	We hold an annual advisory vote on executive compensation (98% of our voting shareowners voted in favor of our NEOs’ compensation as described in our 2014 proxy statement)
•	We conduct an annual compensation risk assessment
•	Our Leadership Development and Compensation Committee is advised by an independent compensation consultant

PROXY STATEMENT SUMMARY

Primary Components of 2014 Compensation for Named Executive Officers:

Compensation Element	Key Role	Purpose
Base Salary	• Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	• Variable component of compensation. • A cash incentive plan intended to recognize results in a single performance year.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual performance results.
Long-Term Incentive Plan

• Variable component of compensation.

• 33% of the LTIP award was provided as Performance Share Units, based on a pre-set, three-year ROIC metric, 33% was provided as time-based RSUs and 34% was provided as stock options.

Designed to link pay to Xylem’s long-term financial performance, to align executive incentives with shareowner value, and to help facilitate stock ownership and share retention.

2014 NEO Target Pay Mix:

*Percentage of pay is based on annual target compensation and excludes any one-time awards granted upon hire.

INFORMATION ABOUT VOTING

Who is entitled to vote?  You can vote if you owned shares of Xylem’s common stock as of the close of business on March 13, 2015, the record date. On the record date 181,675,657 shares of Xylem common stock were outstanding. Each share is entitled to one vote.

What is the difference between a registered owner and a beneficial owner?    If the shares you own are registered in your name directly with our transfer agent, Wells Fargo Shareowner Services, or if the shares you own are held in a Morgan Stanley Smith Barney account for restricted shares, you are the registered owner and the “shareowner of record” with respect to those shares.

If the shares you own are held in a stock brokerage account, bank, one of Xylem’s savings plans or by another holder of record, you are considered the “beneficial owner” because someone else holds the shares on your behalf. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form they provided or by following their instructions for voting by telephone or on the Internet.

How do I vote?    We encourage you to vote as soon as possible, even if you plan to attend the meeting in person.

•	If you are a registered owner, you can vote either in person at the Annual Meeting or by proxy.

•	If you are a beneficial owner, you may vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and would like to vote in person at the Annual Meeting, you will need to obtain a written proxy, executed in your favor, from your record holder (bank or broker).

•	If your shares are held through any of the Xylem Savings Plans, your shares cannot be voted in person at the Annual Meeting, but your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions.

If you choose to vote by proxy, you can do so in one of three ways:

By Internet	By Telephone	By Mail
Vote online at: www.proxyvote.com	In the United States or Canada, you can vote your shares by calling 1-800-690-6903.	Mark, date and sign your proxy card or voting instruction form and return it in the postage-paid envelope provided.

Can I vote by filling out and returning the Notice of Internet Availability of Proxy Materials?    No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

What is broker discretionary voting?    Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain routine matters on behalf of beneficial owners who have not provided voting instructions. In contrast, brokerage firms are prevented from voting in their discretion on non-routine matters. Of the matters to be voted on as described in this Proxy Statement, only Proposal 2, the ratification of the selection of our independent registered public accounting firm, is considered to be “routine,” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

What are the voting requirements to elect the directors and to approve the proposals to be voted on at the Annual Meeting?

Proposal	Vote Required	Broker Discretionary Voting Allowed	Effect of Abstentions
Election of Directors	Majority of votes cast	No	No effect
Ratification of the appointment of Deloitte & Touche LLP for 2015	Votes cast in favor of the proposal must exceed votes cast against the proposal	Yes	No effect
Advisory vote to approve compensation of the named executive officers	Votes cast in favor of the proposal must exceed votes cast against the proposal	No	No effect
Shareowner proposal titled “Reincorporate in Delaware”	Votes cast in favor of the proposal must exceed votes cast against the proposal	No	No effect

What if a director nominee fails to be elected by a majority?    Our By-laws provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary. The Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and our shareowners, and shall make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareowner vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

How will my shares be voted at the Annual Meeting?    If you decide to vote by proxy at the Annual Meeting, the persons indicated on your proxy card or voting instruction form (the “proxies”) will vote your shares in accordance with your instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

Can I revoke my proxy?    You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or by casting a new vote on the Internet or by telephone, as applicable. You can also send a written notice of revocation to our Corporate Secretary at our principal executive offices address listed on the Notice of the Annual Meeting. You can also revoke your proxy by voting in person at the Annual Meeting. If you are a registered owner, you can vote your shares in person at the Annual Meeting. If you are a beneficial owner, you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote in person at the Annual Meeting.

What is a quorum for the Annual Meeting?    A quorum is required in order to hold a valid meeting. To have a quorum, shareowners entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. Under Indiana law, where the Company is incorporated, broker non-votes and abstentions do not affect the determination of whether a quorum is present.

Who counts the votes? Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and an agent of Broadridge will act as one of our Inspectors of Election for the Annual Meeting. The other Inspector of Election will be an employee of the Company.

Who will pay for the costs of this proxy solicitation?    We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Mackenzie Partners Inc. to assist with the solicitation of proxies for a fee of $20,000. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our Directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communication. They will not receive any additional compensation for these activities.

How do I vote if I am a participant in Xylem’s savings plans for salaried or hourly employees?    If you participate in any of the Xylem savings plans for salaried or hourly employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the shareowner of record, of the savings plan shares. The trustee votes the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem salaried or hourly plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for Xylem savings plan shares must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 7, 2015.

I participate in the Xylem savings plan for salaried employees and I am a shareowner of record of shares of Xylem common stock. How many proxy cards will I receive?    You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareowner of record will be set out separately on the proxy card.

How many shares are held by participants in the Xylem employee savings plans?    As of the close of business on March 13, 2015, the record date, JPMorgan Chase & Co., as the trustee for the salaried employee savings plan, held 382,728 shares of Xylem common stock (approximately 0.21% of the outstanding shares) and JPMorgan Chase & Co., as the trustee for the hourly employees savings plan, held 41,892 shares of Xylem common stock (approximately 0.02% of the outstanding shares).

Where can I find the voting results? Preliminary results will be reported at the Annual Meeting. We will report final results in a filing with the Securities and Exchange Commission (“SEC”) on Form 8-K.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, we are using the Internet as our primary means of providing proxy materials to shareowners. Because we are using the Internet, most shareowners will not receive paper copies of our proxy materials. We will instead send shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our Proxy Statement and 2014 Annual Report, and voting via the Internet. We expect to mail the Notice and to begin mailing our proxy materials on or about March 24, 2015. We believe that this process will allow us to provide shareowners with the information they need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xyleminc.com) and click on “Financial Information” under the “Investors” heading, and then click on “SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, are also available without charge to shareowners by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573.

HOUSEHOLDING – REDUCE DUPLICATE MAILINGS

To reduce duplicate mailings, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareowners who have the same address and same last name and who do not participate in electronic delivery or Internet access of proxy materials, will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareowners notifies the Company that they wish to continue to receive individual copies. By reducing duplicate mailings, we are able to conserve natural resources and lower the costs of printing and distributing our proxy materials.

If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution if you are a beneficial owner. If you are a registered owner, you may contact us by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 or by emailing investor.relations@xyleminc.com.

Each shareowner who participates in householding will continue to receive a separate Proxy Card or Notice. Your consent to householding is perpetual unless you revoke it. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, please contact Broadridge, either by calling toll-free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2016 SHAREOWNER PROPOSALS

Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in our proxy statement for the 2016 Annual Meeting of Shareowners (the “2016 Annual Meeting”), shareowner proposals must be submitted in accordance with SEC Rule 14a-8 and must be received by the Company’s Corporate Secretary no later November 25, 2015.

Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

Our By-laws permit shareowners to nominate directors and present other business for consideration at our annual meetings. To make a director nomination or present other business for consideration at the 2016 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our By-laws. Notice of a director nomination or any other business for consideration at the 2016 Annual Meeting must be received by our Corporate Secretary at our principal executive offices between November 25, 2015 and December 25, 2015. In the event that the date of the 2016 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, such notice must be received not later than 120 calendar days prior to the 2016 Annual Meeting or 10 calendar days following the date on which public announcement of the 2016 Annual Meeting is first made. SEC rules permit management to vote proxies in its discretion in certain cases if the shareowner does not comply with the advance notice provisions of our By-laws.

PROPOSALS TO BE VOTED ON AT THE 2015 ANNUAL MEETING

PROPOSAL 1 — Election of Directors

Our Board of Directors currently has 11 members. Our Board of Directors is currently divided into three classes. In 2013, our shareowners voted to support a management proposal to declassify our Board by phasing out the classified board structure beginning in 2016.

As of the date of this Proxy Statement, Patrick K. Decker, Victoria D. Harker and Markos I. Tambakeras constitute a class with a term that will expire at the 2015 Annual Meeting of Shareowners (the “Class I Directors”); Curtis J. Crawford, Robert F. Friel, Surya N. Mohapatra and James P. Rogers constitute a class with a term that will expire at the annual meeting of shareowners in 2016 (the “Class II Directors”); and Sten E. Jakobsson, Steven R. Loranger, Edward J. Ludwig and Jerome A. Peribere constitute a class with a term that will expire at the annual meeting of shareowners in 2017 (the “Class III Directors”). On March 19, 2015, James P. Rogers informed the Company that he intends to resign from the Board of Directors effective May 12, 2015 for personal reasons.

Director Nominees

The Board of Directors has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2018. Each nominee is currently serving as a Director of Xylem. The Board has determined that, other than Mr. Decker, each nominee is independent as discussed below under “Director Independence.”

Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named as proxy will have the right to use their discretion to vote for a substitute.

Below are summaries of the background, business experience and a description of the principal occupation of each of the nominees.

Class I — Directors Whose Term Expires in 2015

Patrick K. Decker

President and Chief Executive Officer, Xylem Inc.

Patrick K. Decker, 50, joined Xylem as its President and Chief Executive Officer and as a Director in March of 2014. Prior to joining Xylem, Mr. Decker served as President and Chief Executive Officer of Harsco Corporation, a global industrial services company. From June 2007 until August 2012, Mr. Decker served as President of Tyco Flow Control International Ltd., a key business segment of Tyco International Ltd., a diversified company. Prior to Mr. Decker’s nine-year career at Tyco, he worked for 13 years at Bristol-Myers Squibb Company in a number of operational and finance roles, including nine years in Asia and Latin America. He currently serves on the advisory council for the Dean of Kelley School of Business at Indiana University. Mr. Decker graduated with a Bachelor of Science in Accounting and Finance from Indiana University.

Mr. Decker brings valuable global leadership experience, expertise in business operations and finance and extensive knowledge of the water industry to the Board.

Victoria D. Harker

Chief Financial Officer, Gannett Company Inc.

Victoria D. Harker, 50, has served on our Board of Directors since October 31, 2011. Ms. Harker has served as the Chief Financial Officer of Gannett Company, Inc., a global media and marketing solutions company, since July 2012. Previously, Ms. Harker served as the Chief Financial Officer and President of Global Business Services of the AES Corporation, a multinational power company, until May 2012. She joined AES in 2006 to lead the Global Finance Team in a restructuring of its financial reporting, controls and capitalization. From November 2002 through January 2006, Ms. Harker was the acting Chief Financial Officer and Treasurer of MCI, and she served as Chief Financial Officer of MCI Group, a unit of WorldCom Inc., from 1998 to 2002. Ms. Harker held several positions in finance, information technology and operations at MCI. Ms. Harker is a member of the Board of Directors for Huntington Ingalls Industries, a public company, and she served on the Board of Directors of Darden Restaurants, Inc. from 2009 to 2014. Ms. Harker sits on the American University Advisory Council, and serves as a trustee on the Board of Visitors of the University of Virginia. Ms. Harker holds a bachelor’s degree in English and economics from The University of Virginia and a master of business administration with a concentration in finance from American University.

Ms. Harker has extensive international business experience with a wide-ranging management and financial reporting background. Ms. Harker’s experience as a director of other public companies, provides additional relevant experience in serving on our Board of Directors.

Markos I. Tambakeras

Former Chairman, President and Chief Executive Officer, Kennametal, Inc.

Markos I. Tambakeras, 64, has served on our Board of Directors as Chairman since October 31, 2011. He served on the Boards of ITT Corporation from 2001 until May 2013; Parker Hannifin Corporation from 2005 until October 2011; and Newport Corporation from May 2008 until December 2009. Mr. Tambakeras also served as Chairman of the Board of Directors of Kennametal, Inc. from July 1, 2001 until December 31, 2006, where he was President and Chief Executive Officer from July 1999 through December 31, 2005. From 1995 to June 1999, Mr. Tambakeras served as President, Industrial Controls Business, for Honeywell Incorporated. Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and has served for four years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and a master of business administration from Loyola Marymount University.

Mr. Tambakeras has strong strategic and global operational industrial experience, having worked in increasingly responsible positions for several technology and manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. In addition to his Board experience described above, Mr. Tambakeras has an extensive background in international operations, providing experience and skills relevant in leading our Board of Directors.

BOARD RECOMMENDATION: The Board of Directors recommends you vote FOR the election of each of the nominees listed above.

Continuing Members of the Board of Directors

Below are summaries of the background, business experience and a description of the principal occupation of each Director whose term continues beyond the 2015 Annual Meeting and who is not subject to election this year.

Class II — Directors Whose Term Expires in 2016

Curtis J. Crawford, Ph.D.

President and Chief Executive Officer, XCEO, Inc.

Curtis J. Crawford, 67, has served on our Board of Directors since October 31, 2011. Dr. Crawford has served as President and Chief Executive Officer of XCEO, Inc. since June 2003, which provides professional mentoring, personal leadership and governance programs. From April 1, 2002 to March 31, 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. He was Chairman of the Board of Directors of ON Semiconductor Corporation from September 1999 until April 1, 2002, where he is currently a director. Previously, he was President and Chief Executive Officer of ZiLOG, Inc. from

1998 to 2001 and its Chairman from 1999 to 2001. Dr. Crawford is currently acting as a consultant to The Chemours Company, a subsidiary of E.I. DuPoint, which is expected to be spun-off as an independent public company. Dr. Crawford served as a director of E.I. DuPont de Nemours and Company from 1998 until February 2015; served as a director of ITT Corporation from 1996 until 2011; and served as a director of Agilysys, Inc. from 2005 to 2008. Dr. Crawford also has extensive executive experience with AT&T Corporation and IBM Corporation. He holds a bachelor’s degree in business administration and computer science and a master’s degree from Governors State University, a master of business administration from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford is an expert on corporate governance and the author of three books on leadership and corporate governance and has significant experience leading high-technology companies. In 2011, Dr. Crawford was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors for his contribution to corporate governance and for having made a meaningful impact in the boardroom. Dr. Crawford’s experience as a director for other public companies provides additional relevant experience in serving on our Board of Directors.

Robert F. Friel

Chairman, President and Chief Executive Officer of PerkinElmer, Inc.

Robert F. Friel, 59, has served on our Board of Directors since December 2012. Mr. Friel has served as Chief Executive Officer of PerkinElmer, Inc., a multinational corporation focused on human and environmental health, since February 2008 and on its Board since 2006, serving as Vice Chairman until he was appointed Chairman in April 2009. Mr. Friel joined PerkinElmer in February 1999 as Senior Vice President and Chief Financial Officer. In 2004, he was named Executive Vice President and Chief Financial Officer with responsibility for business development and information technology, in addition to his oversight of the finance function. In January 2006, he was named President of Life and Analytical Sciences and in July 2007 he was named President and Chief Operating Officer until being named CEO. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. He currently serves on the Board of Directors of CareFusion Corporation. Mr. Friel holds a bachelor of arts degree in economics from Lafayette College and a master of science degree in taxation from Fairleigh Dickinson University.

Mr. Friel has extensive experience in global industries as well as executive and financial leadership experience. He is a former member of the Board of Directors at Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor, Inc., providing additional relevant experience in serving on our Board of Directors.

Surya N. Mohapatra, Ph.D.

Former Chairman, President, and Chief Executive Officer of Quest Diagnostics Incorporated

Surya N. Mohapatra, 65, has served on our Board of Directors since October 31, 2011. Dr. Mohapatra served as Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic information services, from 2004 until 2012. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in 1999 and served as a director from 2002, and as Chairman of its Board from December 2004 to April 2012. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President and a member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure.

Dr. Mohapatra served as a director of ITT Corporation from 2008 to October 2011. Dr. Mohapatra is a Trustee of Rockefeller University and an Executive-in-Residence at Columbia Business School. Dr. Mohapatra holds a bachelor’s degree in electrical engineering from Regional Engineering College (Rourkela)/Sambalpur University in India. Additionally, he holds a master’s degree in medical electronics from the University of Salford, England, as well as a doctorate in medical physics from the University of London and The Royal College of Surgeons of England.

Dr. Mohapatra has extensive international business experience with wide-ranging operational and strategic knowledge and has a strong technical background, with an emphasis on Six-Sigma quality and customer-focused business practices. Dr. Mohapatra has also served as a director for other public companies providing additional relevant experience in serving on our Board of Directors.

James P. Rogers

Former Chief Executive Officer and Chairman, Eastman Chemical Company

James P. Rogers, 63, has served on our Board of Directors since May 2013. Mr. Rogers served as Chief Executive Officer of Eastman Chemical Company, a global specialty chemical company, from May 2009 to December 2013 and Board Chairman from January 2011 until 2014. Mr. Rogers served previously as Executive Vice President and Chief Financial Officer of GAF Materials Corporation; Executive Vice President, Finance, of International Specialty Products, Inc.; Treasurer of Amphenol Corporation; a Vice President in the Corporate Finance group of Morgan Guaranty Trust; and a naval aviator in the United States Navy. Mr. Rogers serves on the Board of Directors of the Lord Corporation, a private technology company, and was formerly a member of the American Chemistry Council, the Business Roundtable, and the American Section of the Société de Chemie Industrielle. He graduated from the University of Virginia with a bachelor of arts degree in psychology and received an MBA from the Wharton School of the University of Pennsylvania.

Mr. Rogers is an experienced business leader, with multi-industry expertise in business operations and finance. Mr. Rogers has decided to resign from our Board effective May 12, 2015.

Class III — Directors Whose Term Expires in 2017

Sten E. Jakobsson

Former President and Chief Executive Officer, ABB AB

Sten E. Jakobsson, 66, has served on our Board of Directors since October 31, 2011. Mr. Jakobsson served in various positions with increasing responsibilities at ABB Ltd., a world leading company in power and industrial automation, for nearly 40 years until his retirement in 2011. Most recently in 2011, Mr. Jakobsson was CEO of ABB AB, the Swedish subsidiary of ABB Ltd., and from 2006 he also served as Head of North Europe Region, including UK, IRL, the Nordic countries, Russia and Central Asia and the Caucasus. From 1992 through 1996, Mr. Jakobsson was Global Business Area Manager for the global cable business in ABB and from 1996 EVP of ABB AB responsible for the Transmission and Distribution Segment.

Mr. Jakobsson has served on the Board of SAAB AB since 2008 and on the Board of FLSmidth&Co A/S since 2011. He also serves on the Board of several non-public companies: he has served on the Board of Stena Metall AB since 2005; he has been Chairman of the Board of Power Wind Partners AB since 2011; and has served on the Board of Luossavaara-Kiirunavaara AB since 2012, where he was appointed Chairman of the Board in 2014. Mr. Jakobsson has a master of science degree from The Royal Technical Institute of Stockholm.

Mr. Jakobsson has strong experience in managing international sales, complex project execution and manufacturing in a global company.

Steven R. Loranger

Former Chairman, President and Chief Executive Officer, ITT Corporation

Steven R. Loranger, 63, has served on our Board of Directors since October 31, 2011 and served as Chairman Emeritus of our Board until September 2013. Mr. Loranger served as interim Chief Executive Officer and President of Xylem Inc. from September 2013 until March 2014. Mr. Loranger served as Chairman, President and CEO of ITT Corporation, a global manufacturing company, from 2004 until October 2011 when Xylem was spun from ITT. Prior to joining ITT Corporation, Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses.

Mr. Loranger is a Senior Advisor to the CEO of FlightSafety International and he serves on the Boards of the National Air and Space Museum, the Congressional Medal of Honor Foundation and the Wings Club. Mr. Loranger also served on the Board of Exelis Inc. from October 2011 until May 2013 and on the Board of FedEx Corporation from 2006 to 2014. Mr. Loranger was a member of the Business Roundtable and served on the Executive Committee of the Aerospace Industries Association Board of Governors until December 2011. Mr. Loranger holds a bachelor’s and master’s degree in science from the University of Colorado.

Mr. Loranger has extensive operational and manufacturing experience with industrial companies and has intimate knowledge of the Company’s business and operations.

Edward J. Ludwig

Former Chairman, President and Chief Executive Officer, Becton, Dickinson and Company

Edward J. Ludwig, 63, has served on our Board of Directors since October 31, 2011. Mr. Ludwig served as Chairman of the Board of Becton, Dickinson and Company (“BD”), a medical technology company, until July 2012. Since joining BD in 1979, Mr. Ludwig served as Chief Executive Officer from January 2000 through September 2011, and as President and Chief Financial Officer, among other positions. Before joining BD, he served as a Senior Auditor with Coopers and Lybrand (now PricewaterhouseCoopers), where he earned a CPA certificate, and as a Financial and Strategic Analyst at Kidde, Inc.

Mr. Ludwig serves as Lead Director of the Board of Directors of AETNA where he is also Chair of the Finance Committee. He also serves on the Board of Directors of Boston Scientific Corporation.

Mr. Ludwig is Vice Chairman of the Hackensack University Medical Center Network Board of Trustees, a member of the Strategic Advisory Committee of Capital Royalty and serves as a director of POCARED, Ltd., a private company. He is a Board Member of the Center for Higher Ambition Leadership and serves on the Columbia Business School Board of Overseers.

Mr. Ludwig served as Chairman of the Board of Directors of AdvaMed, the world’s largest medical technology association, and as a Chair of the Health Advisory Board for the Johns Hopkins Bloomberg School of Public Health. Mr. Ludwig holds a bachelor’s degree in economics and accounting from The College of the Holy Cross and a master of business administration with a concentration in finance from Columbia University.

Mr. Ludwig has extensive financial, management and manufacturing experience. His background as a director of various public and non-public companies provides additional relevant experience in serving on our Board of Directors.

Jerome A. Peribere

President and Chief Executive Officer of Sealed Air Corporation

Jerome A. Peribere, 60, has served on our Board of Directors since May 2013. He has served as President and Chief Executive Officer of Sealed Air Corporation, a global manufacturer of protective and specialty packaging for food and consumer goods, since March 1, 2013. He previously served as the President and Chief Operating Officer of Sealed Air and was elected to its Board in September 2012. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2009 through August 2012. Mr. Peribere currently serves on the Board of the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania. Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.

Mr. Peribere brings his extensive leadership, global operations, strategy and integration experience to the Board.

PROPOSAL 2 — Ratification of Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has responsibility for the appointment of our independent registered public accounting firm. Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Audit Committee periodically considers the rotation of the Company’s independent registered public accounting firm. The Audit Committee believes that the continued retention of Deloitte as the Company’s independent registered public accounting firm for 2015 is in the best interests of the Company and its shareowners. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee was directly involved in the selection of the new lead engagement partner. Company policy provides that employees of Deloitte and related affiliates who are at the senior manager level or above, including lead or concurring partners, and who have been involved with the Company in the independent audit, shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on the Company account.

The appointment of Deloitte for 2015 is being submitted for shareowner ratification with a view toward soliciting the opinion of shareowners, whose opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Audit Committee would take if shareowners do not ratify the appointment.

Deloitte is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

• independence • experience • technical capabilities • client service assessment • responsiveness	• peer review program • report on quality • appropriateness of fees charged • industry insight • PCAOB inspection results

The Audit Committee reviewed and discussed, with Deloitte and with management, the engagement letter between Deloitte and the Company, as well as Deloitte’s fees and services. The Audit Committee also determined that any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and by the PCAOB in Rule 3526 and the Company’s applicable policies.

Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2014. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to Xylem for the years ended December 31, 2014 and 2013 represent fees and expenses billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”).

	2014	2013
	(In thousands)
Audit Fees(1)	$7,966	$8,159
Audit-Related Fees(2)	250	372
Tax Compliance Services	1,265	1,458
Tax Planning Services	196	2,133

Total Tax Services(3)	1,461	3,591
All Other Fees(4)	5	5

Total	$9,682	$12,127

(1)	Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements and internal controls over financial reporting;
•	Reviews of the Company’s quarterly financial statements;
•	Statutory and regulatory audits, consents and other services related to SEC matters; and
•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services consisted of:

•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and

•	Other miscellaneous attest services.

(3)	Fees for tax services consisted of tax compliance and tax planning services:

•	Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings consisting primarily of assistance with tax jurisdiction registrations; and

•	Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group structuring.

(4)	Fees related to the Company’s subscription to a Deloitte research tool.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of certain audit and non-audit services provided by the independent auditor. Specifically, the Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing function which the independent auditors may provide without further Audit Committee pre-approval. These categories include, among others, the following: employee benefit advisory services and employee benefit plan audits; acquisition and disposition services, including due diligence; audits of subsidiaries and other attest services unrelated to the consolidated integrated audit; tax compliance and certain tax planning advice work; accounting consultations and support related to generally accepted accounting principles in the United States; and reviews and consultations on internal control matters. The policy identifies thresholds for services, project amounts and circumstances where our independent auditors may perform permitted audit and non-audit services. A second level of review and approval by the Audit Committee is required when such permitted audit and non-audit services, project amounts, or circumstances exceed the specified amounts.

If fees for any pre-approved audit or non-audit services provided by any independent auditor exceed a pre-determined threshold during any calendar year, any additional proposed audit or non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Audit, audit-related and non-audit services which have not been pre-approved are subject to specific prior approval by the Audit Committee. The Audit Committee oversees the fees paid to the independent auditor for audit and non-audit services and receives periodic reports on the amount of fees paid. The Chair of the Audit Committee is authorized to pre-approve audit related or non-audit services up to an established threshold on behalf of the Audit Committee, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

PROPOSAL 3 — Advisory Vote to Approve Compensation of Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the related rules of the SEC, our shareowners are being asked to vote, in an advisory manner, to approve the compensation of our NEOs as disclosed in “Executive Compensation — Compensation Discussion and Analysis” below.

This Proposal provides shareowners the opportunity to express their views on our 2014 executive compensation program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

In considering their vote, shareowners may wish to review the information on the Company’s compensation policies and decisions regarding the NEOs presented in “Executive Compensation — Compensation Discussion and Analysis.”

At our 2014 Annual Meeting of Shareowners, our shareowners overwhelmingly approved our executive compensation policies, with approximately 98% of votes cast in favor of our proposal. We value this endorsement by our shareowners and believe that the outcome signals our shareowners’ support of our compensation program. As a result, we continued our general approach to compensation for fiscal year 2014.

Shareowners should note that the Company’s Leadership Development and Compensation Committee (the “LDCC”) bases its executive compensation decisions on the following:

•	alignment of executive and shareowner interests by providing incentives linked to key financial performance metrics, which the LDCC believes will help drive long-term shareowner value;

•	the ability for executives to achieve long-term shareowner value creation without undue business risk;

•	the creation of a clear link between an executive’s compensation and his or her individual contribution and performance;

•	the extremely competitive nature of the industries in which we operate, and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries in which we operate and other similar companies generally.

While the results of the vote are advisory in nature, the Board and LDCC value feedback from shareowners and will carefully consider the outcome of the vote with their ongoing evaluation of the Company’s executive compensation principles and policies.

We currently intend to hold shareowner advisory votes on executive compensation on an annual basis. Accordingly, the next such shareowner advisory vote will occur at the 2016 annual meeting. In addition, the required votes on the frequency of shareowner votes on executive compensation must be held at least once every six years. The next shareowner vote on frequency will occur at our 2018 annual meeting.

BOARD RECOMMENDATION: The Board of Directors recommends that you vote FOR the Advisory Vote to Approve Compensation of Named Executive Officers

In accordance with SEC rules, we have set forth below a shareowner proposal, along with the supporting statement of the shareowner proponent. Xylem is not responsible for any inaccuracies it may contain. The shareowner proposal is required to be voted on at our Annual Meeting only if properly presented.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, beneficial owner of 100 shares of Xylem common stock, intends to present the following proposal and supporting statement at the Annual Meeting.

PROPOSAL 4 — Reincorporate in Delaware

RESOLVED, that shareholders urge the board of directors to take the necessary steps (excluding those that may be taken only by shareholders) to change our company’s jurisdiction of incorporation from Indiana to Delaware.

Our company is incorporated in Indiana. The Indiana Business Corporation Law is less shareholder-friendly than Delaware’s corporation code especially following the 2009 Indiana amendments. Delaware incorporation would benefit shareholders.

The 2009 Indiana amendments provided that a director will not be liable for any action or failure to act “regardless of the nature of the alleged breach of duty, including breaches of the duty of care, the duty of loyalty and the duty of good faith” unless the breach or failure constituted willful misconduct or recklessness. According to a June 9, 2009 client memo by Baker & Daniels, an Indianapolis law firm, this change effectively blocks fiduciary duty concepts from other jurisdictions, for example, Delaware’s duty of good faith, from circumventing the provisions that exculpate directors of Indiana corporations from liability.

Additionally, the default rule of Indiana law is that only the board, and not shareholders, may amend a company’s bylaws; shareholders can amend the bylaws only if the company’s charter specifically provides for that right. Section 109 of the Delaware General Corporation Law gives shareholders the right to amend the bylaws.

Indiana has more anti-takeover provisions than Delaware, including control share acquisition and poison pill endorsements. Control share acquisition provisions deny shares their voting rights when they contribute to an ownership level above a certain threshold. A poison pill endorsement prohibits shareholder ability to challenge the validity of an abusive management poison pill in court.

GMI Ratings, an independent investment research firm said Indiana unfortunately favors management rights and provides shareholders with a poor level of control. Indiana law contains multiple provisions which protect management from hostile takeovers, further diminishing shareholder interests. The Indiana Code effectively denies shareholders the right to act by written consent by requiring a whopping 100% approval of shareholders.

Indiana corporate law is moving in the wrong direction, toward greater director entrenchment and away from giving shareholders power over corporate ground rules. Please vote to protect shareholder value: Reincorporate in Delaware - Proposal 4

Board of Directors’ Statement of Opposition

BOARD RECOMMENDATION: The Board recommends a vote AGAINST the proposal to change the Company’s state of incorporation from Indiana to Delaware.

The Board believes that it is not in the best interests of the Company or our shareowners to change the Company’s jurisdiction of incorporation from Indiana to Delaware.

Our Board is committed to maintaining the highest standards of corporate governance, regardless of the Company’s state of incorporation and believes that despite its short history as an independent public company, it has demonstrated this commitment by making several corporate governance changes. In 2013, our Board supported a management proposal to declassify the Board and starting in 2016 all directors up for election will be elected for an annual term. In 2014, our Board proposed an amendment to the Company’s Articles of Incorporation to allow our shareowners to call special meetings and today, shareowners owning 25% or more of our shares can request that the Board call a special meeting. Additionally, the following reflect our on-going commitment to corporate governance.

•	We opted out of provisions of Indiana law which would have allowed us to implement a mandatory classified board.
•	We elect our directors by majority voting in uncontested elections.
•	We do not have a “poison pill.”
•	Other than Mr. Decker, our President and CEO, all of our Directors are independent under the NYSE’s listing standards, including our Chairman.
•	We have a policy against hedging transactions by Company insiders, including Directors and officers, involving the Company’s common stock.
•	We have share ownership guidelines for all Directors and officers.
•	Our executive compensation structure has an emphasis on pay-for-performance.

With respect to anti-takeover provisions, the proposal specifically addresses three corporate governance issues: anti-takeover provisions, director liability and shareowner amendment of by-laws. The proposal expresses concern with some Indiana statutory provisions, including the control share acquisition provisions. As of the date of the filing of this Proxy Statement, the control share acquisition provisions under the Indiana Business Corporation Law (the “IBCL”), and the anti-takeover protections offered by the control share acquisition provisions, do not apply to the acquisition of shares of our common stock, as Xylem does not have the requisite number of beneficial shareowners within the State of Indiana. In addition, while the IBCL expressly permits the issuance of rights and the adoption of poison pill plans, it does not insulate boards of directors from their fiduciary duty responsibilities in adopting such plans. Further, while the Delaware General Corporation Law does not have a similar provision expressly authorizing the issuance of rights and poison pill plans, Delaware courts have determined that Delaware corporations are permitted to adopt poison pill plans. As noted above, Xylem does not have a poison pill.

The proponent states that amendments to the IBCL provide that directors will not be liable “for any action or failure to act regardless of the nature of the alleged breach of duty, including breaches of the duty of care, the duty of loyalty and the duty of good faith unless the breach or failure constituted willful misconduct or recklessness,” and that fiduciary duty concepts from other jurisdictions are prevented from implementation in Indiana. The IBCL clearly dictates that a director has an affirmative duty to discharge his or her duties in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner the director reasonably believes to be in the best interests of the corporation. These same concepts are the basis of fiduciary duties addressed under Delaware law.

With respect to by-law amendments, the Board’s fiduciary duties require that it consider whether amendments are in the best interests of all shareowners. It is important to safeguard that no single interest group or shareowner’s agenda are being advanced at the expense of other shareowners. Therefore, our Board believes that it is better positioned to consider the interests of all shareowners in determining what by-laws are appropriate for Xylem and its shareowners.

We have been an Indiana corporation since our formation. Reincorporating in Delaware, a state with which Xylem has no substantive historical or existing connection would be a costly process and would have other adverse consequences to us. Reincorporation may require us to obtain consents from, or provide notices to, third parties under certain of our agreements as well as obtain approvals and consents not only from shareowners but also from governmental and regulatory agencies and lenders. In addition, reincorporation to Delaware would subject us to an annual franchise tax under Delaware law; there is no such tax under Indiana law. It would also require us to incur substantial expense conducting a corporate review. Reincorporation would divert the time and attention of management from normal business operations without any commensurate benefit. The Board believes that management’s time and resources should remain focused on its efforts to continue to create value for all shareowners.

For the reasons cited above, we believe that there are significant advantages for us and our shareowners to remain incorporated in Indiana and that the advantages outweigh any perceived enhancement of shareowner rights that could result from reincorporation in Delaware.

Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

CORPORATE GOVERNANCE

Corporate Governance Principles.    The Board of Directors has adopted Corporate Governance Principles that provide the framework of governance for the Company and contain general principles regarding the functions and responsibilities of the Board and its committees. Pursuant to the Corporate Governance Principles, the Board sets policy for Xylem and advises and counsels the Chief Executive Officer (“CEO”) and other executive officers who manage Xylem’s business and affairs. The Corporate Governance Principles provide that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly traded companies may not serve on more than two public company boards (including our Board) in addition to service on their own board. Directors, who are not chief executive officers of publicly traded companies, may not serve on more than four public company boards (including our Board). The Corporate Governance Principles are reviewed by the Board periodically. The Corporate Governance Principles are available on our website at www.xyleminc.com, by clicking on “Investors” and then “Corporate Governance.” A copy of the Corporate Governance Principles will be provided, free of charge, to any shareowner upon written request to our Corporate Secretary.

Board and Committee Roles in Risk Oversight.    Our Board of Directors has primary responsibility for overall risk oversight, including the Company’s risk profile and management controls. The Board has delegated responsibility for the oversight of certain categories of risks to designated Board committees that report back to the full Board. The Audit Committee oversees and monitors the effectiveness of the Company’s overall risk assessment, risk management and mitigation processes. The Internal Auditor, who has responsibility for assessing, monitoring and auditing our global risk profile, reports directly to the Audit Committee and reports on a functional basis to our Chief Financial Officer (CFO). The Leadership Development and Compensation Committee reviews and assesses compensation program risks to ensure that our compensation programs balance appropriate business risk and rewards without encouraging unnecessary or excessive risk-taking behaviors. The Leadership Development and Compensation Committee also exercises oversight of risk relating to succession planning for executive officers, including the CEO. The Nominating and Governance Committee exercises oversight over our governance and compliance programs, including items such as anti-corruption and environmental, safety, health and security programs.

Leadership Structure.    Our Board believes that the decision as to whether to combine or separate the CEO and Chairman of the Board of Directors positions will depend on the facts and circumstances facing the Company at a given time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we currently believe that having a separate Chairman, whose sole job is to lead the Board, allows our CEO to focus his time and energy on running the day-to-day operations of our Company. However, the Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company. The Board believes that our current leadership structure does not affect the Board’s role in risk oversight of the Company.

Director Independence.    Our Corporate Governance Principles require a majority of our Board to be comprised of Directors who are independent in accordance with the NYSE’s listing standards. The Board conducted an annual review and affirmatively determined that ten of our eleven Directors (Curtis J. Crawford, Robert F. Friel, Victoria D. Harker, Sten E. Jakobsson, Steven R. Loranger, Edward J. Ludwig, Surya N. Mohapatra, Jerome A. Peribere, James P. Rogers and Markos I. Tambakeras) meet the independence requirements in the NYSE’s listing standards. Steven R. Loranger, who served as our Chief Executive Officer from September 2013 until March 2014, currently meets the independence requirements in the NYSE’s listing standards as his service as CEO was on an interim basis. Patrick K. Decker is not independent because he serves as President and CEO of Xylem.

Meetings of the Board and Committees.    During 2014, there were seven Board meetings and 19 standing committee meetings. All Directors attended at least 75% of the aggregate of all meetings of the Board and standing committees on which they served. It is Company practice that all Directors attend our Annual Meeting of Shareowners. All of our Directors were present at the annual meeting held in 2014 and all of our Directors are expected to attend the Annual Meeting this year. Our non-management directors hold regular Board and committee executive sessions without management present, and our independent Directors met privately in 2014. Mr.  Tambakeras, the Chairman of the Board, presides over independent sessions.

Identifying and Evaluating Director Nominees.    Our Nominating and Governance Committee is responsible for identifying and recommending qualified director candidates to the Board of Directors. In fulfilling this responsibility, the Nominating and Governance Committee seeks to identify candidates who possess the attributes and experiences necessary to provide a broad range of personal characteristics to the Board, including diversity, management skills, and technological, business and international experience. The Board of Directors actively seeks to consider diverse candidates for membership on the Board, taking into account diversity in terms of viewpoints, professional experience, education and skills as well as race, gender and national origin.

On an annual basis, as part of its self-assessment, the Board of Directors will assess whether the mix of directors is appropriate given the Company’s needs. As part of its process in identifying new candidates to join the Board of Directors, the Nominating and Governance Committee considers whether and to what extent the candidate’s attributes and experiences will individually and collectively complement the existing Board, recognizing that Xylem’s businesses and operations are diverse and global in nature.

Prior to recommending nominees for election as directors, our Nominating and Governance Committee engages in a deliberative, evaluative process. Biographical information for each candidate is evaluated and candidates participate in interviews with existing Board members and management. Each candidate is subject to a thorough background check. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies director candidates through a variety of sources including personal references and business contacts. The Nominating and Governance Committee may also use a search firm to identify and screen director candidates and pays a fee to that firm for each such candidate elected to the Board of Xylem. The Nominating and Governance Committee will consider director nominees recommended by shareowners who meet the qualification standards described above. Shareowners wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573. The Nominating and Governance Committee and Board use the same criteria for evaluating candidates regardless of the source of the referral.

Communication with the Board.    Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573, with a request to forward the communication to the intended recipient or recipients. In general, any shareowner communication delivered to us for forwarding to the Board or specified Board members will be forwarded in accordance with the shareowner’s instructions. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or Board Members. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.

Code of Conduct.    We have a Code of Conduct which applies to all of our Directors, officers and employees. The Code of Conduct is available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.” We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO and Chief Accounting Officer, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided, free of charge, to any shareowner upon request to our Corporate Secretary of Xylem.

Policies and Procedures for Related Person Transactions.    We have a written policy for the review, approval or ratification of transactions with related persons. Pursuant to the policy, Directors and executive officers must promptly disclose any actual or potential related person transactions to the Chairman of the Nominating and Governance Committee and our Corporate Secretary for evaluation and appropriate resolution.

Our policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Nominating and Governance Committee and (2) transactions, including ordinary course transactions below established financial thresholds, that are deemed pre-approved by the Nominating and Governance Committee.

In reviewing related person transactions, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;

•	the level of interest or benefit to the related person;

•	the availability of alternative suppliers or customers; and

•	the benefit to the Company.

The Nominating and Governance Committee is deemed to have pre-approved certain transactions identified in Item 404(a) of Regulation S-K that are not required to be disclosed even if the amount involved exceeds $120,000. In addition, any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director and/or beneficial owner of less than 10% of that company’s shares is deemed pre-approved; provided, however, that with respect to Directors, if a Director is a current employee, or if an immediate family member of the Director is a current executive officer of a company that has made payments to, or received payments from, Xylem for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, such transaction will not be considered appropriate for automatic pre-approval and shall be reviewed by the Nominating and Governance Committee.

There were no related person transactions in fiscal year 2014 that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has four standing committees: the Audit Committee, the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee. The Board has adopted a written charter for each of these committees, which are available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.”

Audit Committee

The Audit Committee held eight meetings in 2014.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct related to the Company’s financial reporting process. The duties and responsibilities of the Audit Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

•	The Audit Committee is directly responsible for the appointment, compensation, evaluation and termination of the independent auditors.

•	Review and discuss with management and independent auditors the annual audited financial statements and quarterly financial statements of the Company.

•	Discuss policies with respect to risk assessment and risk management.

•	Confirm the scope of audits to be performed by independent auditors, monitor progress and review results. Review fees and expenses charged by independent auditors and any party retained to provide internal audit services.

•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•	Review major issues regarding the Company’s accounting principles and internal controls.

Independence and Financial Expertise:    The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE, SEC rules and regulations and our Corporate Governance Principles. All members of the Audit Committee are financially literate and the Board of Directors has determined that three Audit Committee members, Robert F. Friel, Victoria D. Harker and James P. Rogers, are “audit committee financial experts” under SEC rules.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee operates pursuant to a Charter which is reviewed annually by the Audit Committee and approved by the Board. A brief description of the primary responsibilities of the Audit Committee is included in “Committees of the Board of Directors — Audit Committee” above. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraphs, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 which was filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Victoria D. Harker, Chair

Robert F. Friel

Sten E. Jakobsson

James P. Rogers

Finance, Innovation and Technology Committee

The Finance, Innovation and Technology Committee was established by the Board in 2014, and held two meetings in 2014.

The primary purpose of the Committee is to assist the Board of Directors in its oversight of the Company’s financing strategy and activities, investment policies and matters relating to the financial condition of the Company and to oversee and provide counsel on matters of innovation and technology. The duties and responsibilities of the Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

•	Review the Company’s capital spending plan.

•	Review the Company’s financial strategies, capital structure and liquidity.

•	Review the Company’s technology and innovation strategy in the context of overall corporate strategy, goals and objectives.

•	Review the progress, results and effectiveness of the Company’s proposed and ongoing major research and development activities relating to new products and businesses.

•	Oversee the Company’s policies, practices and procedures relating to the safety and quality of the Company’s products.

•	Review the Company’s information technology strategy in the context of the Company’s growth strategy.

•	Oversee the Company’s strategy regarding the protection of intellectual property for new and existing technologies of the Company.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2014.

The primary purpose of the Committee is to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to our shareowners. The duties and responsibilities of the Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

•	Develop, review, update and recommend corporate governance principles to the Board of Directors.

•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

•	Determine the composition of members and chairs of Board committees.

•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

•	Oversee business ethics and anti-corruption program.

•	Administer the Board of Directors’ annual Board and committee self-assessment.

•	Identify, evaluate and propose nominees for election to the Board of Directors and conduct searches for prospective Board members.

•	Oversee specialty compliance programs, including Environmental, Safety and Health, business continuity, trade compliance and cybersecurity.

•	Review the Company’s sustainability programs and related activities.

Independence:    The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Principles.

Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee held five meetings in 2014.

The primary purpose of the Leadership Development and Compensation Committee is to provide oversight of compensation, benefits, development and succession for executive officers of Xylem. The duties and responsibilities of the Committee are set forth in its Charter, which is available on our website, and include, among other things, the following:

•	Approve and oversee administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•	Set annual performance goals and strategic objectives for the CEO and evaluate CEO performance against such goals.

•	Approve individual compensation actions for executive officers.

•	Oversee the establishment and administration of the Company’s executive officer benefit programs and severance policies.

•	Oversee the development of and succession planning for the Company’s executive officers.

Independence and Outside Directors:    The Board of Directors has determined that each member of the Leadership Development and Compensation Committee meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and our Corporate Governance Principles. The Board has also determined that all four members of the Compensation Committee are “non-employee directors” under the SEC’s rules and “outside directors” for purposes of 162(m) of the Internal Revenue Code of 1986.

Compensation Risk Oversight.  As part of the Board’s risk oversight responsibilities, the Leadership Development and Compensation Committee considers the risk factors associated with the Company’s businesses in determining compensation structure and pay practices on an annual basis. Overall Company risk is also reviewed and discussed at Board meetings, providing the Leadership Development and Compensation Committee with additional insight into risk considerations.

The Leadership Development and Compensation Committee reviewed the results of management’s annual compensation risk evaluation for 2014 and concluded that compensation across the Company was structured to discourage unnecessary or excessive risk-taking behavior and to encourage long-term value creation, and that there were no risks reasonably likely to have a material adverse effect on the Company. In addition, total compensation opportunity for executive officers is weighted toward long-term compensation, which is consistent with our compensation philosophy where long-term value creation for shareowners is the main focus.

The following table summarizes the risk mitigation factors for each element in our executive compensation program:

Compensation Element	Risk Mitigation Factors

Base Salary

•      Fixed component.

•      Represents a relatively small percentage of total compensation.

•      Benchmarked to market median along with total compensation to help ensure that executives are not taking excessive risk in order to achieve sufficient cash pay.

Annual Incentive Plan

•      Determined based on multiple performance factors to align executives globally on key business priorities.

•      Final payouts are made after a validation process to confirm business results and applicable earned payout.

•      Team performance scores and awards payable to any individual are capped.

•      Payouts may be subject to clawback policy.

Long-Term Incentive Plan

•      LTIP awards are priced and granted on the approval date.

•      A balanced mix of equity award types discourages actions that unnecessarily increase stock volatility.

•      Re-pricing or exchange of stock options without share owner approval is prohibited.

•      Stock ownership guidelines for senior executives.

•      Payouts may be subject to clawback policy.

•      Strong insider trading policy, which prohibits the hedging and pledging of our common stock.

Additional information on the roles and responsibilities of the Compensation Committee is provided under “Compensation Discussion and Analysis.”

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is furnished by the members of the Leadership Development and Compensation Committee of the Board of Directors:

Curtis J. Crawford, Ph.D. Chair

Victoria D. Harker

Sten E. Jakobsson

Edward J. Ludwig

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Leadership Development and Compensation Committee during fiscal year 2014 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.

SHARE OWNERSHIP GUIDELINES

We developed share ownership guidelines, which are reviewed annually, and are designed to encourage Directors and officers to build their ownership positions in our common stock over time. We believe that the share ownership guidelines are an important governance feature because they promote officer and Director commitment to the Company and strengthen the alignment between executive compensation and shareowner interests.

The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual cash retainer amount. Non-Management Directors currently receive a portion of their retainer in restricted stock units (“RSUs”), which are paid in shares upon vesting. Non-Management Directors are encouraged to hold such shares until their total share ownership meets or exceeds the ownership guidelines.

Our share ownership guidelines for corporate officers provide for share ownership levels to a specific multiple of the corporate officer’s current annual base salary. The current ownership level requirements are as follows:

Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Vice Presidents	1 X Annual Base Salary

In achieving these ownership levels, shares owned outright, RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the Xylem Retirement Savings Plan for Salaried Employees, and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan, are all considered.

To attain the ownership levels set forth in the guidelines, it is expected that any restricted shares that become unrestricted will be held and that all shares acquired through the exercise of stock options will be held, except to the extent necessary to meet tax obligations.

Compliance with the guidelines is monitored periodically. Directors and officers are given five years from the date they first become subject to a particular level of stock ownership to meet the ownership requirements. We take the individual’s tenure into account in determining compliance with the guidelines. As of January 31, 2015, all Directors and officers have met or are on track to meet the ownership guidelines.

PROHIBITION ON HEDGING, PLEDGING AND SHORTING XYLEM STOCK

Our Insider Trading Policy prohibits employees, including executive officers, and Directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Our Insider Trading Policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

POLICY ON RULE 10b5-1 TRADING PLANS

Our Insider Trading Policy allows executive officers and Directors to enter into pre-established trading plans for sales of Company securities. Under the policy:

•	All Rule 10b5-1 plans must be pre-cleared by Xylem’s legal department.

•	A 10b5-1 plan may only be entered into during an open trading window and while the insider is not in possession of material non-public information.

•	No trades may occur for the first 30 days after entering into a 10b5-1 plan and no trading may occur until 60 days after elective termination of a 10b5-1 plan.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table below, and by all current Directors and executive officers as a group as of January 31, 2015. The percentage calculations below are based on an outstanding share number of 182,309,721. The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares of which the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each Non-Management Director or executive officer has sole dispositive and voting power or shares those powers with his or her spouse.

Name of Beneficial Owner	Total Shares Beneficially Owned(1)	Percentage of Class
Curtis J. Crawford	54,635(2)	*
Patrick K. Decker	55,195	*
Robert F. Friel	4,686(3)	*
Victoria D. Harker	8,524	*
Sten E. Jakobsson	5,966	*
Steven R. Loranger	640,871(4)	*
Edward J. Ludwig	18,414(5)	*
Surya N. Mohapatra	24,249(6)	*
Jerome A. Peribere	3,233	*
James P. Rogers	3,233	*
Markos I. Tambakeras	51,241(7)	*
Christopher R. McIntire	102,154(8)	*
Kenneth Napolitano	187,591(9)	*
Michael T. Speetzen	207,918(10)	*
Claudia S. Toussaint	0(11)	*
All Current Directors and Executive Officers as a Group (18 persons)	1,567,485(12)	*

*Less than 1%

(1)	With respect to certain Non-Management Directors, total shares beneficially owned includes RSUs that vested but are deferred until a later date or retirement.

(2)	Includes options exercisable into 6,830 shares within 60 days of January 31, 2015 and 3,550 vested but deferred RSUs.

(3)	Includes 3,251 vested but deferred RSUs.

(4)	Includes 50,551 shares held by a family trust of which Mr. Loranger’s spouse is the trustee and 177,118 shares held by a family trust of which Mr. Loranger is the trustee and disclaims beneficial ownership, and options exercisable into 413,202 shares within 60 days of January 31, 2015.

(5)	Includes 6,694 vested but deferred RSUs and 5890 shares of deferred phantom stock.

(6)	Includes options exercisable into 6,830 shares within 60 days of January 31, 2015 and 1,355 vested but deferred RSUs.

(7)	Includes 17,974 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership, and options exercisable into 9,970 shares within 60 days of January 31, 2015.

(8)	Includes options exercisable into 78,759 shares within 60 days of January 31, 2015.

(9)	Includes options exercisable into 152,735 shares within 60 days of January 31, 2015.

(10)	Includes options exercisable into 166,033 shares within 60 days of January 31, 2015.

(11)	Ms. Toussaint joined the Company on October 29, 2014.

(12)	Includes options exercisable into 991,274 shares within 60 days of January 31, 2015 and 14,850 vested but deferred RSUs.

Certain Beneficial Owners

Set forth below is information regarding any person known to the Company as of February 15, 2015 to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2014. As of December 31, 2014, the Company had 182,298,411 shares of common stock outstanding. In furnishing the information below, we have relied on information filed with the SEC by the beneficial owners. This information does not include holdings by the trustee with respect to individual participants in the Xylem Retirement Savings Plan.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Struass, LLC (1)	15,311,434	8.42
2200 Ross Avenue, 31st Floor Dallas, Texas 75201
BlackRock, Inc. (2)	10,242,478	5.60
40 East 52nd Street New York, New York 10022
The Vanguard Group, Inc. (3)	13,413,405	7.37
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Vanguard Windsor Funds – Vanguard Windsor II Funds (4)	10,674,199	5.86
100 Vanguard Boulevard Malvern, Pennsylvania 19355
T. Rowe Price Associates, Inc. (5) 100 East Pratt Street Baltimore, Maryland 21202	18,230,619	10.00

(1)	As of December 31, 2014, Barrow, Hanley, Mewhinny & Strauss, LLC had sole voting power with respect to 1,995,963 shares and shared voting power with respect to 13,315,471 shares and sole dispositive power with respect to 15,311,434 shares. The foregoing information is based solely on a Schedule 13G filed by Barrow, Hanley, Mewhinny & Strauss, LLC with the SEC on February 9, 2015.
(2)	As of December 31, 2014, BlackRock, Inc. had sole voting power with respect to 8,734,870 shares and sole dispositive power with respect to 10,242,478 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 2, 2015.
(3)	As of December 31, 2014, The Vanguard Group, Inc. had sole voting power with respect to 311,711 shares, sole dispositive power with respect to 13,116,647 shares and shared dispositive power with respect to 296,758 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2015.

(4)	As of December 31, 2014, Vanguard Windsor Funds – Vanguard Windsor II Fund had sole voting power with respect to 10,674,199 shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 6, 2015.
(5)	As of December 31, 2014, T. Rowe Price Associates, Inc. had sole voting power with respect to 4,613,655 shares and sole dispositive power with respect to 18,230,619 shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on January 12, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors, and any persons beneficially owning more than 10% of the Company’s outstanding common stock, to file reports of stock ownership and changes in ownership with the SEC within specified time periods. Based on a review of reports filed during 2014 and written representations from the Company’s executive officers and Directors, the Company believes that all reports required to be filed in 2014 were filed on time, with the exception of one Form 4 reporting one transaction for John Connolly, which was not filed on a timely basis due to administrative error.

2014 NON-MANAGEMENT DIRECTOR COMPENSATION

Standard Board Fees.  Compensation of Xylem’s Non-Management Directors includes a $100,000 annual cash retainer, a $120,000 annual equity award consisting of restricted stock units (“RSUs”), a $17,000 annual fee given to the Director who serves as the Audit Committee Chair, a $12,000 annual fee given to the Directors who serve as Chair of the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee and an annual incremental payment of $135,000 comprising of $67,500 in cash and $67,500 in RSUs given to the Director who serves as Independent Chairman of the Board. The amounts reflected in the “Fees Earned or Paid in Cash” column in the table below represent compensation for services in 2014, even though the Non-Management Directors received payment in 2014 for their service as Directors of Xylem from May 7, 2014, the day after the 2014 annual meeting, through May 11, 2015, the day prior to the Annual Meeting.

Deferred Compensation Plan for Directors.  Directors have the ability to defer their cash retainers and/or their restricted stock unit grants. Directors may elect to defer their cash retainers until retirement or earlier death or defer payment until a specified distribution date. They may also choose how deferred amounts will be valued until paid. Directors may choose to have the deferred amount credited with a fixed rate of interest or to have the deferred amount adjusted periodically based upon the value of our common stock. Directors may defer settlement of restricted stock units until (a) termination of service on the Board or (b) the earlier of a date specified by the Director or the Director’s termination of service on the Board.

Other Board Compensation.  The Company reimburses Directors for certain expenses incurred in connection with attending Board, committee and stockholder meetings, including travel, hotel accommodations, meals and other incidental expenses for the Director (and his or her spouse if specifically invited to attend). The Company may also from time to time, provide Directors and their spouses token gifts of nominal value. Directors are reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

Directors are eligible to participate in the Company’s matching gifts program on the same terms as our employees. Under this program, the Company will match up to $5,000 in annual donations made to Xylem’s Watermark Fund or its non-profit partners.

Indemnification and Insurance.    As permitted by our By-laws, we indemnify our Directors to the full extent permitted by law and maintain insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $1,000,000 of coverage. Non-Management Directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Curtis J. Crawford	112,000	119,986	231,986
Robert F. Friel (4)	100,000	119,986	219,986
Victoria D. Harker	117,000	119,986	236,986
Sten E. Jakobsson	100,000	119,986	219,986
Steven R. Loranger	100,000	119,986	219,986
Edward J. Ludwig	112,000	119,986	231,986
Surya N. Mohapatra	112,000	119,986	231,986
Jerome A. Peribere (5)	100,000	119,986	219,986
James P. Rogers	100,000	119,986	219,986
Markos I. Tambakeras	167,500	187,494	354,994

(1)	Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-Management Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock. Ms. Harker received an additional $17,000 as the Audit Committee Chair, Dr. Crawford received an additional $12,000 as the Leadership Development and Compensation Committee Chair, Mr. Ludwig received an additional $12,000 as the Finance, Innovation and Technology Chair and Dr. Mohapatra received an additional $12,000 as the Nominating and Governance Committee Chair. Mr. Tambakeras received an additional $67,500 as the Independent Chairman of the Board.

(2)	Amounts in this column reflect the grant date fair value of RSUs granted on May 6, 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Non-Management Directors do not receive differing amounts of equity compensation except for Mr. Tambakeras who received an additional $67,500 as Independent Chairman of the Board. The grant date fair value for each RSUs was $36.93, which was the closing price of Xylem’s common stock on May 6, 2014. The number of RSUs granted to all Non-Management Directors was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareowners with respect to the RSUs until vesting.

(3)	No perquisites or other personal benefits were received by Non-Management Directors.

(4)	Mr. Friel elected to defer his 2014 retainer and his 2014 RSU grant until the earlier of his separation or March 15, 2023.

(5)	Mr. Peribere elected to defer his 2014 RSU grant until the earlier of his separation or January 15, 2017.

NON-MANAGEMENT DIRECTOR STOCK AND OPTION AWARDS OUTSTANDING AT 2014 FISCAL YEAR END

The following table reflects stock and option awards outstanding as of December 31, 2014 for Non-Management Directors. Outstanding stock awards consists of unvested RSUs.

Non-Management Director Name	Outstanding Stock Awards	Outstanding Option Awards
Curtis J. Crawford	6,799	6,830
Robert F. Friel	6,500	-
Victoria D. Harker	3,249	-
Sten E. Jakobsson	3,249	-
Edward J. Ludwig	9,943	-
Steven R. Loranger	3,249	413,202
Surya N. Mohapatra	4,604	6,830
Markos I. Tambakeras	5,077	9,790
Jerome A. Peribere	3,249	-
James P. Rogers	3,249	-

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction & Background

This Compensation Discussion and Analysis describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in fiscal year 2014. Xylem’s Leadership Development and Compensation Committee (“LDCC”) currently approves and oversees administration of our executive compensation program. Xylem is referred to as “we,” “us,” “our” or the “Company.” Our NEOs for fiscal year 2014 were:

•	Patrick K. Decker, President & Chief Executive Officer (“CEO”)

•	Michael T. Speetzen, Senior Vice President and Chief Financial Officer (“CFO”)

•	Claudia S. Toussaint, Senior Vice President, General Counsel and Corporate Secretary

•	Kenneth Napolitano, Senior Vice President and President, Applied Water Systems

•	Christopher R. McIntire, Senior Vice President and President, Analytics and Treatment

•	Steven R. Loranger, Former Chief Executive Officer and President (“Former CEO”)

Effective March 17, 2014, the Board appointed Mr. Decker to serve as the Company’s new CEO. Mr. Loranger stepped down as interim Chief Executive Officer and President as of such date, but remained as a consultant until March 31, 2014 for the CEO transition. Mr. Loranger remains a Director on Xylem’s Board. The programs and policies described in this section, unless otherwise specified, generally do not include Mr. Loranger due to his interim CEO status. On October 29, 2014, Ms. Toussaint joined the Company to serve as Senior Vice President, General Counsel and Corporate Secretary.

Executive Summary

Business Performance in 2014

Despite strong foreign exchange headwinds during the fourth quarter and a mixed economic environment throughout the year, 2014 proved to be a successful year of transition for Xylem.

Key financial results for the year include the following:

•	Revenue was $3.92 billion, up 3% in constant currencies from 2013: For the full year, revenue increased 2% overall and 3% excluding the unfavorable impacts of foreign exchange translation and the impact of the sale of our engineered valves business; our increased focus on growth in Emerging Markets continued to drive results, where we posted a 13% increase in revenue;

•	Adjusted Operating Income of $506 million (operating margin of 12.9%) and Adjusted Earnings Per Share (“EPS”) of $1.97, up 18% from 2013: Our adjusted Operating Margin expanded 110 basis points year-over-year, including a 100-basis point reduction in G&A costs; we delivered adjusted earnings per share in 2014 of $1.97, an increase of 18% year-over-year, and a solid indicator that we have set Xylem on the right path forward to improved financial returns; our focus on execution across our organization helped us to generate solid organic top-line growth, significantly accelerate operating margin expansion, and ultimately deliver double-digit earnings growth; and

•	Free Cash Flow Conversion was 91%: We generated $297 million of Free Cash Flow in 2014, an increase of 50% year-over-year; this improvement coupled with our increased profitability enabled us to increase the return of capital to shareowners by 45% in 2014, which includes a 10% increase in the dividend and $130 million of share repurchases under our current program.

2014 Compensation Programs Highlights

Based on our Executive Total Rewards Philosophy and the Company’s financial and operational results during 2014, the following compensation actions were taken:

•	Base Salary: The LDCC did not make any adjustments to the NEOs’ base salaries in 2014 based on its review of market competitive levels (described in detail in the “Compensation Benchmarking” section on page 36).

•	Annual Incentive Compensation: Our Annual Incentive Plan (“AIP”) awards are directly linked to the Company’s annual performance and growth objectives. Based on the Company’s 2014 performance (described in detail under “Our Executive Compensation Program – Annual Incentive Plan”), AIP awards for our NEOs were, on average, 6% below their target AIP awards.

•	Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for shareowners. The 2014 LTIP award for NEOs included: 33% as performance share units (“PSUs”) that are earned based on a pre-set, three-year Return on Invested Capital (“ROIC”) metric, 33% as time-based restricted stock units (“RSUs”) and 34% as non-qualified stock options (“stock options”) (described in detail under “Our Executive Compensation Program – Long-Term Incentive Plan”). Since Xylem first introduced PSUs in 2013, there will be no payout until 2016.

•	Xylem Special Senior Executive Severance Pay Plan: The LDCC is committed to providing severance benefits that align the interests of management with those of shareowners. In furtherance of this commitment, the LDCC modified the severance plan to market-align the cash severance benefit upon change of control: for NEOs hired after May 2012 (excluding the CEO), the severance multiplier will be reduced from three times to two times the sum of current annual base salary and the current AIP payouts (described in detail under “Potential Post-Employment Compensation – Xylem Special Senior Executive Severance Pay Plan”).

Strong Governance and Best Practices

To ensure strong corporate governance, our compensation program incorporates the following best practices:

What We Do:

•	Pay-for-Performance: A significant proportion of our executive pay is linked to performance and therefore, is at risk and not guaranteed. Actual earned compensation requires achievement of specific Company performance targets and is differentiated based on the executive’s performance against his/her individual objectives.

•	Balanced Compensation Design: Our executive compensation program is designed to align with the Company’s business strategy and shareowners interests in the context of market practices.

•	Peer Group Selection: Xylem conducts a robust annual review and validation of its compensation peer group to ensure that the number of peer companies is robust and each peer company remains comparable to Xylem in annual revenue size, industry and global footprint.

•	Compensation Benchmarking: Xylem conducts benchmarking exercises on a regular basis to ensure that its compensation programs have a balanced portfolio approach for fixed versus variable compensation.

•	Proactive Management of Share Utilization: Throughout the year, Xylem regularly reviews and projects share utilization to ensure reasonable overhang and annual run rate levels. This information is shared regularly with the LDCC for the assessment of current levels of dilution and to understand the dilution impact as a consideration in the future design of the Company’s equity program.

•

Annual Risk Assessment: Annually, Xylem conducts a global compensation risk assessment to identify any issues that could have a material, adverse impact on the Company. Risks are mitigated by designing incentive programs with reasonable caps, a balance of multiple performance measures and appropriate controls to establish targets and validate actual performance against the targets before payouts are made. No material adverse risks were identified by the 2014 annual compensation risk assessment.

•	Clawback Policy: Xylem adopted a policy that provides for recoupment of both cash and equity performance-based compensation if the Board determines that an executive officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results.

•	Stock Ownership Guidelines: All of our corporate officers are expected to hold stock valued at a multiple of base salary, ranging from one to five times. These guidelines are reviewed annually to help ensure strong alignment with shareowners. All of our NEOs have met or are on track toward meeting their ownership requirements.

•	Robust Insider-Trading Policy: Xylem’s policy prohibits trading on inside information and prohibits all officers and Directors from hedging, pledging, short-selling or margining our common stock.

•	Engagement of an Independent Compensation Consultant: The LDCC retains an independent compensation consultant to provide advice on executive officer and Director compensation matters.

What We Don’t Do:

•	No Tax Gross-Ups: Tax gross-ups are not provided by Xylem except in the case of taxable relocation expenses or non-permanent international assignment support. We currently do not provide Section 280G exercise tax gross-ups for our NEOs. Mr. Loranger received a tax gross-up for imputed income as a result of reimbursement for usage of his personal aircraft for Company related business trips.

•	No Fixed-Term Employment Contracts: We do not have a fixed-term employment contract with any of our NEOs. We entered into a letter agreement with Mr. Decker, as disclosed in our 2014 proxy statement, which does not provide for a specific term of employment.

•	No Perquisites: We currently do not provide any perquisites for our NEOs.

•	No Re-pricing of Stock Options: The Xylem 2011 Omnibus Incentive Plan prohibits the re-pricing, or exchange, of outstanding stock options that are priced above the prevailing market price with lower-priced stock options or cash without shareowner approval.

2014 Advisory Vote to Approve Executive Compensation

In May 2014, the Company’s Say-on-Pay proposal received 98% of shareowner votes in favor of our NEOs’ compensation as described in our 2014 proxy statement. The LDCC considered this a favorable outcome and believed it conveyed our shareowners’ support of the existing executive compensation programs. The Company has also made a concerted effort to engage with shareowners outside the proxy season. In 2014, these outreach efforts targeted over 50% of the Company’s shareowner base, and resulted in direct dialogue with 25% of the Company’s outstanding shares to solicit their input on a range of topics related to executive compensation and governance matters. Our top shareowners expressed their general support of Xylem’s executive compensation programs and governance structure. Based on this positive feedback, no changes were made to the Company’s executive compensation program. The LDCC will continue to actively consider results from the annual shareowners advisory votes and shareowner engagement when reviewing the executive compensation programs.

Our Executive Compensation Program

Philosophy and Objectives

Our executive total rewards philosophy is based on the following principles:

•	Design of compensation programs should reward executives for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term shareowner value creation.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

•	Compensation should be simple, flexible and sustainable to support Xylem’s on-going business transformation and should be reviewed annually to ensure continued support of the Company’s business objectives.

•	Direct compensation should include a fixed component (base salary) and variable components (performance-based annual and long-term incentive compensation in the form of AIP and LTIP awards).

•	Target total direct compensation opportunities should reflect the market median for median performance and may be adjusted for an individual’s performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

NEO Pay Mix

To align compensation levels for NEOs with the Company’s performance and shareowner interests, our pay mix places an emphasis on variable compensation, including performance-based annual incentive and long-term incentive awards. The following chart and table set out the 2014 target pay mix for NEOs (Target Pay Mix for Mr. Loranger is not included because he served on an interim basis and did not receive any LTIP awards):

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target LTIP Award ($)	Target Total Compensation ($)
Patrick K. Decker	925,000	115%	4,500,000	6,488,750
Michael T. Speetzen	515,000	80%	1,300,000	2,227,000
Claudia S. Toussaint*	410,000	65%	550,000	1,226,500
Kenneth Napolitano	400,000	70%	700,000	1,380,000
Christopher R. McIntire	360,000	65%	600,000	1,194,000

* New hire in 2014. Amounts reflect pro forma full year level.

Compensation Benchmarking

Executive compensation is benchmarked using the compensation levels and practices for the NEOs in our peer group and data from multiple broad-based compensation surveys. Compensation levels at peer group companies and in surveys are weighted equally in developing “market median” consensus data.

In 2013, the LDCC selected 17 peer companies with a similar business mix, global presence, revenue size, and market capitalization to constitute the “Primary Peer Group,” which was disclosed in our 2014 Proxy Statement for the 2014 performance year. In October 2014, the LDCC reviewed the current peer companies and reaffirmed that they continue to meet the peer company selection criteria and will not change for the 2015 performance year. Our current Primary Peer Group and the Company’s relative percentile rankings are as follows:

Company	Revenue* ($MM)	12/31/14 Market Capitalization ($MM)	2014 Number of Employees
Dover Corp.	8,003	11,860	37,000
Terex Corp.	7,331	3,463	20,500
Pentair LTD	7,197	12,407	28,600
Agilent Technologies, Inc.	6,981	18,519	21,400
Rockwell Automation, Inc.	6,606	15,068	22,500
Flowserve Corp.	4,886	9,540	18,000
SPX Corp.	4,685	3,999	14,000
Ametek, Inc.	4,022	12,943	14,500
Roper Industries, Inc.	3,549	15,660	9,913
Snap-On, Inc.	3,493	7,074	11,300
Valmont Industries	3,188	3,317	10,769
Crane Co.	2,925	3,462	11,000
Pall Corp.	2,856	9,739	10,400
Lincoln Electric Holdings	2,844	5,370	10,000
Donaldson Co. Inc.	2,471	5,709	12,500
IDEX Corp.	2,148	6,180	6,787
Waters Corp.	1,989	9,387	6,000
Xylem Inc.	3,916	6,940	12,700
Xylem Percentile Rank	55%	43%	51%

* Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2014.

The LDCC also considers a “Supplemental Peer Group” for pay design and corporate governance, but not for benchmarking compensation levels. This group consists of companies with a similar industry focus to Xylem but different revenue size parameters and includes: Danaher Corporation, Mueller Water Products, Inc., United Technologies Corporation and Watts Water Technologies, Inc. The LDCC did not make any changes to the Supplemental Peer Group in 2014.

In addition to using the Primary Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Aon Hewitt Total Compensation Measurement, Towers Watson Compensation Data Bank, Mercer Benchmark Database and EquilarInsight Total Compensation Report. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations.

Our NEOs’ target total compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. During 2014, all compensation actions for NEOs were based on the review of the competitive market median without any additional adjustment factor or consideration. Our NEOs’ total actual compensation is intended to vary on a yearly basis in accordance with actual annual and long-term performance.

Elements of Our Executive Compensation Program — Overview

Our executive compensation program offers a mix of compensation elements with a significant focus towards variable pay. As an executive’s rank increases, the proportion of variable pay increases. There are three core elements of our compensation program for NEOs:

Compensation Element	Key Role	Purpose
Base Salary	• Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	• Variable component of compensation. • A cash incentive plan intended to recognize results in a single performance year.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
Long-Term Incentive Plan

• Variable component of compensation.

• 33% of the LTIP award is provided as PSUs based on a pre-set, three-year ROIC metric, 33% is provided as time-based RSUs and 34% is provided as stock options.

• The amount of the LTIP award is based on a number of factors including strategic impact of the role, performance and market competitiveness.

Designed to link pay to long-term financial performance, to align executive incentives with shareowner value, and to help facilitate stock ownership and share retention.

Base Salary

Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Key factors that help determine specific positioning of base salary include:

•	Contributions to the success of the Company

•	The individual’s level and consistency of performance

•	Proficiency in the position, skill set and knowledge for the position

•	Tenure in the position

•	Specific recruitment circumstances for newly-hired executives

Annual merit increases are based on a review of individual performance measured against specific objectives and compensation levels relative to market.

In 2014, the LDCC did not make any salary adjustments for NEOs as it found that base salaries were market competitive.

Annual Incentive Plan

Our Annual Incentive Plan is a cash-based incentive program designed to link compensation to the Company’s annual financial performance growth objectives.

The AIP design requires the Company to reach a specific level of Adjusted Net Income, which triggers the maximum AIP funding of 200% of target. If the Adjusted Net Income target is not met, the NEOs will not be eligible for any AIP payout. If the Adjusted Net Income target is met, within the AIP funding, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business results (team performance) and individual performance.

The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary), excluding our Interim CEO, is set to generally align with the median of our peer group. Actual “AIP Payout” is determined as follows:

Each performance metric of the AIP and the overall AIP award is capped at 200% of target and results are interpolated between points for team performance results. Within the AIP, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business results (team performance) and individual performance.

For 2014, the LDCC did not make any target AIP adjustments for NEOs as it found that targets were market competitive.

In connection with Mr. Loranger’s appointment as Interim CEO of the Company, on September 8, 2013, the Company entered into a letter agreement that provided that Mr. Loranger would receive a quarterly AIP payouts opportunity of up to $250,000 based upon the attainment of specific performance objectives established by the LDCC on a quarterly basis in consultation with Mr. Loranger. Since Mr. Loranger stepped down as interim CEO on March 17, 2014, the AIP payouts opportunity covered the first quarter of 2014 with performance objectives, similar to those of other NEOs, aligned with Xylem’s 2014 strategic objectives as described below in “Individual Performance Objectives.”

Team Performance Metrics (70%)

For 2014, four core metrics were selected to reflect the importance of profitability, cash management, top line growth, and operating margin expansion as the foundation for building shareowner value:

•	EPS: defined as adjusted diluted EPS, excluding the impact of unbudgeted acquisitions and divestitures.

•	Free Cash Flow Conversion (“CFC”): defined as free cash flow divided by net income, excluding the impact of unbudgeted acquisitions and divestitures.

•	Revenue: defined as reported GAAP revenue, excluding the impact of foreign currency fluctuations and unbudgeted acquisitions and divestitures.

•	Cost Reduction: defined as savings resulting from structural cost actions along with offsetting impacts of inflationary costs.

Weighting and payout percentage for each performance metric based on actual performance as a percent of target performance is summarized below:

Metric	Weight	Actual Performance as % of Target for Payout Level
		Threshold Payout (0% of Target)	Target Payout (100% of Target)	Maximum Payout (200% of Target)
EPS	25%	<90%	100%	110%
CFC	25%	≤85%	100%	115%
Revenue	10%	<95%	100%	105%
Cost Reduction	10%	≤64%	82%	100%

Individual Performance Objectives (30%)

For 2014, we selected both financial and non-financial individual objectives (“IO”) for NEOs which align closely with the Company’s strategic objectives:

•	Drive Profitable Growth: optimize our commercial teams to improve customer relationships and sales performance.

•	Improve Operational Excellence: develop stronger global strategic sourcing and Lean Six Sigma capabilities to deliver higher productivity.

•	Advance High Performance Organization: introduce a disciplined management system that integrates our key business processes, ensures accountability, standardization and alignment, and helps ensure we move seamlessly from strategy to execution.

•	Optimize Capital Deployment: balance Xylem’s portfolio and product investments to support our long-term strategy.

The portion of the AIP that is based on individual performance is weighted 30% and is assessed against each NEO’s IOs related to the above strategic objectives. Actual IO scores can range from 0% to 200% of target.

IO scores are designed to be differentiated based on the assessment of the individual’s performance against his or her individual objectives. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores to ensure that there is appropriate differentiation based on performance.

The Company funds the individual portion of the AIP award pool based on the 2014 Operating Income results for individual business units to align the overall pool with business results. Target performance will result in a 100% funding. Performance of 95% or below will result in a minimum funding of 90%, which still allows the Company to recognize achievement of non-financial strategic objectives, but at a lower level. Performance of 106% will result in a maximum funding of 150% of target. The overall Company IO funding will be equal to the weighted average of IO funding scores for all business units.

2014 AIP Awards Paid in 2015

In 2014, the maximum AIP funding of 200% was achieved because the Company’s Adjusted Net Income exceeded the specified trigger level ($362 million actual versus $250 million). Therefore, in 2014, the LDCC applied negative discretion to differentiate the actual AIP payouts based on the team and individual performance factors discussed below.

The LDCC evaluated Xylem’s actual team performance against the pre-established metrics and considered the following results in determining the actual Team Performance score and IO funding for NEOs:

Xylem Team Performance Metrics	Weighting	2014 Target Performance	2014 Actual Performance	Actual as % of Target	Actual Payout %
EPS	25%	2.00	1.98	99.0%	95%
Free Cash Flow Conversion	25%	100%	91%	91.0%	40%
Revenue ($MM)	10%	3,940	3,995	101.4%	128%
Cost Reduction ($MM)	10%	169	170	100.6%	200%

The above team performance resulted in a 95% Team Performance score. Based on the weighted average of Operating Income results for all business units, the overall Company IO funding for the individual portion of the AIP pool was 93%.

The LDCC evaluated individual performance of the NEOs against their pre-established objectives in determining the actual IO performance scores. For 2014, each NEO had specific individual performance goals which closely linked to the strategic objectives listed above under “Individual Performance Objectives” and included the following:

•	Attain or exceed 2014 guidance for revenue, operating income, and EPS;

•	Optimize selling and marketing structures, roles and accountabilities to ensure effectiveness for driving and delivering growth;

•	Develop stronger global strategic sourcing and Lean Six Sigma capabilities to deliver higher productivity; and

•	Strategically rebalance Xylem’s product portfolio and investments.

In February 2015, the LDCC determined the 2014 AIP payouts for all NEOs. Due to the below target team performance and below target overall Company AIP funding, the LDCC decided to award all NEOs, except for Mr. McIntire, an IO performance score that is equivalent to the overall Company IO funding score of 93%. Mr. McIntire was awarded an IO score of 100% as Analytics and Treatment units delivered at target performance and for taking on other important leadership efforts in Europe and with the new operating model. As a result, the actual AIP payouts for our NEOs were, on average, 6% below their target awards. The following table summarizes the actual AIP awards paid to the active NEOs (excluding Mr. Loranger) in March 2015 based on 2014 team and individual performance:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Patrick K. Decker	925,000	115%	1,063,750	0 - 2,127,500	94%	1,004,180
Michael T. Speetzen	515,000	80%	412,000	0 - 824,000	94%	388,930
Claudia S. Toussaint*	410,000	65%	44,417	0 - 88,833	94%	41,930
Kenneth Napolitano	400,000	70%	280,000	0 - 560,000	94%	264,320
Christopher R. McIntire	360,000	65%	234,000	0 - 468,000	97%	225,810

* AIP dollar amounts for Ms. Toussaint were pro-rated based on her start date.

In May 2014, based on the actual results that were achieved against the pre-set quarterly performance objectives established by the LDCC, Mr. Loranger was awarded AIP payouts in the amount of $250,000. This amount represents his AIP payouts opportunity for the first quarter of 2014 and was paid according to the terms of his letter agreement.

Long-Term Incentive Plan

Our Long-Term Incentive Plan is designed to link an executive’s compensation to long-term value creation for the Company’s shareowners and promote stock ownership by our executives. The Xylem 2011 Omnibus Incentive Plan allows the Company to grant various types of long-term incentive awards, including stock options, stock appreciation rights, stock awards, other stock-based awards and long-term cash awards based on attainment of performance goals.

In 2014, the LTIP award for NEOs included three components: PSUs, RSUs, and Stock Options.

Components	% of Award	Vesting Period	Rationale
PSUs	33%	Performance-based vesting that cliff vests at the end of three years.	Performance criterion (ROIC) provides greater pay-for-performance linkage. Cliff vesting supports long-term alignment with shareowner value and retention of the Company’s NEOs.
RSUs	33%	Time-based vesting that cliff vests at the end of three years.	Cliff vesting supports long-term alignment with shareowner value in conjunction with our stock ownership guidelines and retention of the Company’s NEOs.
Stock Options	34%	Time-based vesting in three annual installments.	Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareowner value creation over the life of the option.

PSU awards underscore our pay-for-performance philosophy, provide alignment with key long-term financial metrics and strengthen the performance-based aspects of our executive officer compensation program. The LDCC also considers Stock Options to be performance-based, at risk-pay because the NEO does not receive any value without stock price appreciation. The mix and balance of LTIP awards were chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and best practices. The target LTIP award value for each NEO is established each year in alignment with the market median value for long-term incentives.

Performance Share Units

PSUs are shares of Xylem’s common stock that are issued to participants subject to vesting and performance requirements. PSUs awarded as part of the annual LTIP award are subject to a three-year cliff vesting restriction period and earned based on Xylem’s achievement of pre-set performance targets approved by the LDCC.

Key elements of the 2014 PSU awards are as follows:

•	For the 2014-2016 performance period, PSUs were granted at target (100%) with actual payout (0%-200% of target) contingent upon the achievement of a pre-set, three-year adjusted ROIC performance target. We believe ROIC is aligned with our efforts to build long-term value for shareowners by focusing on the effective allocation of capital. The ROIC performance target for the 2014-2016 performance cycle was set to be sufficiently challenging, but not unattainable and is in alignment with the Company’s strategic plan and historical performance. Details of the target performance and actual performance will be disclosed after the end of the performance cycle.

In addition, if Xylem has strong adjusted ROIC performance (125% of target or higher) but relative Total Shareowner Return (“TSR”) performance is below the median of both selected peer groups (Primary Peer Group and the S&P 500, modified to exclude Financial Services companies, which is chosen for consideration of general industry performance), the LDCC could apply a 0%-20% discretionary reduction of the payout to more closely align the PSU payout with Xylem’s TSR results. After taking into consideration the potential LDCC adjustment, the final adjusted payout would be the higher of: 125% of target (the minimum ROIC achievement level for the TSR adjustment to apply) or 80% of the original payout. For example, if ROIC performance were at 180% of target and the LDCC applied the maximum TSR reduction of 20%, the final adjusted payout would be 144% of target.

•	Adjusted ROIC is defined as: the three-year average tax-effected adjusted earnings before interest and amortization divided by the thirteen-point (quarterly end) average adjusted invested capital.

•	PSUs will be settled in shares upon vesting.

•	Holders of PSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only if and when PSUs vest.

•	If an employee resigns or is terminated prior to vesting, the PSUs are forfeited entirely.

•	If an employee retires, dies or becomes disabled, a prorated portion of the PSUs vest and applicable dividends will be paid.

•	If an acceleration event occurs (as described in “Potential Post-Employment Compensation — Change of Control Arrangements”), a prorated portion of the PSUs vest based on actual performance and applicable dividends will be paid.

Xylem first introduced PSUs in 2013. The 2013-2015 PSU awards have the same design elements described above and will be earned depending on achievement of a pre-set, three-year adjusted ROIC performance target. The ROIC performance target for the 2013-2015 performance cycle was set to be sufficiently challenging, but not unattainable and is in alignment with the Company’s strategic plan and historical performance. Similarly, if Xylem has strong adjusted ROIC performance (125% of target or higher), but Xylem’s relative TSR results are below median of both peer groups, the 2013-2015 PSU awards will be subject to the same 0%-20% discretionary reduction. Details of the target performance and actual performance will be disclosed after the end of the 2013-2015 performance cycle.

Restricted Stock Units

Restricted Stock Units are shares of Xylem’s common stock that are issued to participants subject to vesting requirements.

Key elements of the 2014 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award are subject to a three-year, cliff vesting restriction period.

•	RSUs will be settled in shares upon vesting.

•	Holders of RSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only upon vesting.

•	If an employee resigns or is terminated prior to vesting, the RSUs are forfeited entirely.

•	If an employee retires, a prorated portion of the RSUs vest and applicable dividends will be paid.

•	If an employee dies or becomes disabled or if an acceleration event occurs (as described in “Potential Post-Employment Compensation — Change of Control Arrangements”), the RSUs vest in full.

In certain cases, such as for new hires or to facilitate retention, select employees may receive RSUs subject to different vesting terms as determined by the LDCC. Mr. Decker and Ms. Toussaint received RSUs subject to different vesting terms in 2014. Mr. Decker’s March 17, 2014 grant, which represents a one-time award in recognition of equity awards forfeited in connection with his acceptance of the Company’s offer of employment, will vest in two equal installments on the second and third anniversaries of the grant date. Ms. Toussaint’s October 29, 2014 grant, which represents a one-time award in recognition of equity awards forfeited in connection with her acceptance of the Company’s offer of employment, will vest 50% on the second anniversary of the grant date and 50% in three equal annual installments on the first, second and third anniversaries of the grant date.

Stock Options

Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.

Key elements of the 2014 non-qualified stock option program were as follows:

•	The stock option exercise price is the NYSE closing price of Xylem’s common stock on the date the award is approved by the LDCC.

•	Stock options vest in three equal annual installments and cannot be exercised prior to vesting.

•	If an employee resigns or is terminated prior to vesting, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•	If an employee retires, a pro-rated portion of the unvested portions of the stock options vest and remain exercisable until the earlier of three years following the retirement date or the original expiration date.

•	If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•	If an acceleration event occurs (as described in “Potential Post-Employment Compensation – Change of Control Arrangements”), the stock options vest in full.

•	Xylem’s 2011 Omnibus Incentive Plan prohibits the re-pricing, or exchange, of outstanding stock options that are priced above the prevailing market price with lower-priced stock options or cash without shareowner approval.

2014 LTIP Awards

The LDCC approves LTIP awards for all executives, including our NEOs. The 2014 LTIP awards for our NEOs (expressed in dollars in “Elements of Our Compensation Program — Overview”) were based on the 2014 target awards which were set to align with the market median. For 2014, 33% of the award was granted in PSUs, 33% was granted in RSUs, and 34% was granted in stock options. Mr. Loranger did not receive any LTIP awards due to his interim CEO appointment. Details of these awards are in the “Grants of Plan-Based Awards in 2014” table on page 49.

Additional Compensation Elements

The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and deemed necessary to attract, motivate and retain a high-quality management team.

Benefits

All employees, including the NEOs, are eligible to participate in Xylem’s broad-based employee benefit programs. These benefit programs include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, and short- and long-term disability insurance.

Perquisites

The Company currently does not provide any perquisites to NEOs.

Xylem Retirement Savings Plan

The Xylem Retirement Savings Plan (the “Xylem Plan”) is a tax-qualified, defined contribution retirement savings plan which offers the following company contributions:

•	Core Contribution: Provided to all salaried employees based on points (age plus years of service) calculated at the beginning of each plan year. Employees with fewer than 50 points and 50 or more points receive a contribution equal to 3% and 4% of eligible pay (base salary and AIP award), respectively.

•	Match Contribution: Provided to all salaried employees for 50% of the first 6% of eligible pay that an employee contributes to the Xylem Plan.

•	Transition Credit Contribution: Provided annually for up to five years as an additional contribution to salaried employees who worked for ITT Corporation (“ITT”) at the time of the Company’s spin-off from ITT in 2011 (the “Spin-off”). The contribution is based on points (age plus years of service) calculated at the beginning of each plan year. Employees with 60 to 69 points and 70 or more points receive a transition credit contribution equal to 3% and 5% of eligible pay, respectively.

Employees may make pre-tax contributions of 1% to 50% of eligible pay into the Xylem Plan, up to the annual IRS contribution limits.

All Company and employee contributions are fully vested at all times. Newly hired employees are automatically enrolled in the Xylem Plan as of the date of hire at a 6% before-tax contribution rate.

Xylem Supplemental Retirement Savings Plan

The Xylem Supplemental Retirement Savings Plan provides retirement benefits that cannot be paid from the Xylem Plan due to the federal limits on the amount of benefits that can be paid and compensation that can be taken into account under a tax-qualified retirement plan. This plan is described in more detail on page 52.

Xylem Deferred Compensation Plan

Xylem NEOs are also eligible to participate in the Xylem Deferred Compensation Plan, which permits eligible executives to defer a percentage of their AIP payments. This plan is described in more detail on page 51.

Severance Plan Arrangements

Xylem offers severance plan arrangements in order to provide transitional assistance to NEOs who are terminated from the Company either without cause or following an acceleration event, including termination following a change of control. Xylem maintains two severance plans for its senior executives — the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section and tables beginning on page 53.

Compensation Decision-Making Process

Role of the LDCC

The LDCC, composed entirely of independent directors in accordance with the NYSE’s listing standards and our Corporate Governance Principles, is responsible for ensuring that our compensation program allows us to be effective in attracting, motivating and retaining top talent critical to our long-term success. The LDCC reviews management performance, succession planning and executive development on a regular and on-going basis. Their role includes establishing and overseeing the total rewards programs for our NEOs. In addition, the LDCC also prepares and recommends compensation for non-employee directors to the Nominating and Governance Committee for approval. The LDCC annually reviews NEOs’ compensation to ensure it properly aligns with the Company’s business objectives and maintains strong linkage to shareowner value. During the first quarter of each year, the LDCC reviews annual performance for the prior year and approves compensation actions (currently in February) including base salaries, AIP targets and LTIP target awards for the current year. The LDCC establishes the total compensation for NEOs after seeking input from management regarding individual executives’ performance. Decisions impacting the CEO’s compensation are determined solely by the LDCC based on performance against objectives as well as market benchmarking factors. The LDCC also has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC charter available on our website at www.xyleminc.com, under “Investors” and then “Corporate Governance.”

Role of the Compensation Consultant

The LDCC has retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant each year since 2011. In fiscal year 2014, PM&P only performed executive officer and Director compensation services at the direction of the LDCC. Prior to engaging PM&P each year, the LDCC reviews PM&P’s independence. The LDCC has determined that PM&P’s work does not raise any conflicts of interest pursuant to the SEC and the NYSE rules. In 2014, at the request of the LDCC, PM&P attended all LDCC meetings and also met with the LDCC without management present. PM&P provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Primary and Supplemental Peer Groups. At the direction of the LDCC, PM&P also worked with management to review the results of the annual compensation benchmarking exercise. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.

Role of Management

Management routinely provides the LDCC with current and projected results of performance pay plans, and external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, Committee meetings are regularly attended by the CEO, the CFO, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President, General Counsel and Corporate Secretary and the Vice President of Total Rewards. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s executive officers, other than himself, with the understanding that ultimate decisions are made by the LDCC.

Additional Information

Change of Control Agreements

Our NEOs do not have stand-alone change in control agreements. However, many of the Company’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits upon a change of control. A description of these benefits is on page 55 of this Proxy Statement. The Company does not provide any tax gross-ups related to Internal Revenue Code (IRC) Section 280G.

Consideration of Tax and Accounting Impacts

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and the three other highest-paid NEOs, other than the CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.

Compensation attributable to awards under Xylem’s AIP and LTIP program are generally structured to qualify as performance-based compensation under Section 162(m). It is intended, but not required, that AIP awards for NEOs be tax deductible. The LDCC also reserves the right to issue awards to our NEOs that are not tax deductible under Section 162(m) because the LDCC may conclude that it is in the best interests of the Company and our shareowners.

Xylem’s plans are intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable.

Clawback Policy

We have adopted a policy that provides for recoupment of both cash and equity performance-based compensation if the Board of Directors determines that an executive officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of financial statements previously issued by the Company. In such a situation, the Board would review all compensation awarded to or earned by that executive officer on the basis of the Company’s financial performance during fiscal periods materially affected by the restatement. This review would include AIP and LTIP awards. If, in the Board’s view, the compensation related to Xylem’s financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that executive officer of any excess portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances.

Timing of Stock-Based Grants

The Company typically closes the window for insiders to trade in the Company’s stock in advance of, and for a period of time immediately following earnings releases, because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. Stock option awards may occur at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of stock options granted. Rather, the LDCC uses market competitive data, individual performance and retention considerations when it grants equity awards under the LTIP. Stock option, PSU and RSU awards granted to NEOs and other executives, and Directors are awarded on the approval date.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for our NEOs.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non- Equity Incentive Plan Compen- sation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compen- sation ($)(8)	Total ($)
Patrick K. Decker	2014	711,538	—	4,626,428	1,506,814	1,004,180	—	378,909	8,227,869
President and Chief Executive Officer
Michael T. Speetzen	2014	515,000	—	857,992	441,998	388,930	—	55,404	2,259,324
Senior Vice President and Chief Financial Officer	2013	512,115	—	858,018	442,003	283,250	—	48,553	2,143,939
	2012	493,077	—	500,000	500,000	371,520	—	53,016	1,917,613
Claudia S. Toussaint	2014	59,923	300,000	2,250,016	—	41,930	—	7,153	2,659,022
Senior Vice President, General Counsel and Corporate Secretary
Kenneth Napolitano	2014	400,000	—	462,020	238,002	264,320	—	80,625	1,444,967
Senior Vice President and President,	2013	397,115	—	461,996	237,999	192,500	—	71,399	1,361,009
Applied Water Systems	2012	385,000	—	267,490	267,502	188,680	—	69,466	1,178,138
Christopher R. McIntire	2014	360,000	—	395,972	203,996	225,810	—	59,397	1,245,175
Senior Vice President and President, Analytics and Treatment	2013	353,269	—	396,020	204,004	160,880	—	36,563	1,150,736
Steven R. Loranger	2014	273,077	250,000	—	—	—	—	122,132	645,209
Former Chief Executive Officer and President	2013	288,462	330,000	—	—	—	—	76,985	695,447

(1)	Mr. Decker and Ms. Toussaint joined the Company in March and October of 2014, respectively. Mr. McIntire and Mr. Loranger were not NEOs for 2012.

(2)	Amounts in the “Salary” column represent the actual base salary earned by the NEOs in 2014 and are pro-rated based on the NEO’s start date. For 2014, Mr. Decker’s annual salary was $925,000 and Ms. Toussaint’s annual salary was $410,000.

(3)	The amount for Ms. Toussaint represents a one-time payment in recognition of cash incentives, perquisites, and the portion of near-term equity awards forfeited in connection with her acceptance of the Company’s offer of employment. The amount for Mr. Loranger represents the quarterly AIP payouts payout in connection with his appointment as Interim CEO as described in “Compensation Discussion and Analysis – Elements of Our Compensation Program” on page 37.

(4)	Amounts in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the PSU and RSU awards. A discussion of the awards and assumptions used in calculating the 2014 values may be found in Note 16 to the Consolidated and Combined Financial Statements in the Company’s 2014 Annual Report on Form 10-K filed on February 26, 2015.

The amount for Mr. Decker includes a one-time award of $1,650,450 in recognition of equity awards forfeited in connect with his acceptance of the Company’s offer of employment. This award will vest in two equal installments on the second and third anniversaries of the grant date.

The amount for Ms. Toussaint represents a one-time award in recognition of equity awards forfeited in connection with her acceptance of the Company’s offer of employment. This award will vest 50% on the second anniversary of the grant date and 50% in three equal annual installments on the first, second and third anniversaries of the grant date.

(5)	Amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards. A discussion of assumptions relating to 2014 stock option awards may be found in Note 16 to the Consolidated and Combined Financial Statements in the Company’s 2014 Annual Report on Form 10-K filed on February 26, 2015.

(6)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards earned for the each performance year.

(7)	Xylem’s non-qualified deferred compensation plan does not provide for preferential or “above-market” earnings as defined in applicable SEC rules.

(8)	Amounts in this column for 2014 represent items specified in the “All Other Compensation Table” below.

All Other Compensation Table

Name	Company Contribution to Xylem Plan ($)(a)	Company Contribution to Xylem Supplemental Plan ($)(b)	Other ($)(c)	Total All Other Compensation ($)
Patrick K. Decker	15,600	87,343	275,966	378,909
Michael T. Speetzen	15,600	38,636	1,168	55,404
Claudia S. Toussaint	4,195	2,935	23	7,153
Kenneth Napolitano	31,200	48,518	907	80,625
Christopher R. McIntire	26,000	32,581	816	59,397
Steven R. Loranger	26,000	1,308	94,824	122,132

(a)	Amounts represent the core, match and transition credit contributions to the participants under the Xylem Plan. These amounts include contributions in fiscal year 2014 as well as contributions for the 2014 AIP award earned in 2014 and paid in 2015.

(b)	Amounts represent the core, match and transition credit contributions to the Xylem Supplemental Plan. Xylem contributions to the Xylem Supplemental Plan are unfunded and earnings accrue at the same rate as the Stable Value Fund available to participants in the Xylem Plan. These amounts include contributions in fiscal year 2014 as well as contributions for the 2014 AIP award earned in 2014 and paid in 2015.

(c)	Amounts include taxable group term-life insurance premiums attributable to each NEO.

For Mr. Decker, this includes $254,620 for costs associated with his relocation, which included: brokerage commissions and fees associated with home sale and home purchase, household goods move, temporary living and miscellaneous expenses. This is consistent with benefits available under the relocation program available to all Xylem employees. This also includes a $20,000 legal fee reimbursement that is consistent with the letter agreement for Mr. Decker.

For Mr. Loranger, this includes reimbursement of the following expenses associated with his interim CEO assignment: $8,284 for relocation, travel home and temporary residence expenses; and $86,333 for imputed income as a result of reimbursement for cost associated with the usage of his personal aircraft for Company related business trips and applicable tax gross-ups. This is consistent with the letter agreement for Mr. Loranger.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)				Awards ($)(6)
Patrick K. Decker		0	1,063,750	2,127,500							—
	3/17/14				0	40,342	80,684				1,484,989
	3/17/14							40,342			1,484,989
	3/17/14							45,000			1,656,450
	3/17/14								165,584	36.81	1,506,814
Michael T. Speetzen		0	412,000	824,000							—
	2/25/14				0	11,068	22,136				428,996
	2/25/14							11,068			428,996
	2/25/14								44,244	38.76	441,998
Claudia S. Toussaint		0	266,500	533,000							—
	10/29/14							63,008			2,250,016
Kenneth Napolitano		0	280,000	560,000							—
	2/25/14				0	5,960	11,920				231,010
	2/25/14							5,960			231,010
	2/25/14								23,824	38.76	238,002
Christopher R. McIntire		0	234,000	468,000							—
	2/25/14				0	5,108	10,216				197,986
	2/25/14							5,108			197,986
	2/25/14								20,420	38.76	203,996

(1)	Amounts reflect the annual threshold, target and maximum payment levels, respectively, if an award payout is achieved under the 2014 AIP described above in “Compensation Discussion and Analysis — Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The Threshold amount shown is 0% of the Target amount, which is comprised of the Team Performance and Individual Performance components. Both the Team Performance and Individual Performance payouts begin at just above 0% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid.

(2)	Amounts reflect the number of PSUs granted in 2014 to the NEOs, which was determined using the closing price of Xylem stock on the respective grant dates. The 2014 annual awards vest in full at the end of the three-year restriction period following the grant date for normal annual grants – February 25, 2014 (“Annual Grant Date”), to the extent that they are earned based on a pre-set ROIC performance goal and provided that the executive remains an employee as of the vesting date as described in “Compensation Discussion and Analysis – Elements of Our Compensation Program” on page 37.

(3)	Amounts reflect the number of RSUs granted in 2014 to the NEOs, which was determined using the closing price of Xylem stock on the respective grant dates. The 2014 annual awards vest in full at the end of the three-year restriction period following the Annual Grant Date provided that the executive remains an employee as of the vesting date.

Mr. Decker’s March 17, 2014 grant of 45,000 shares represents a one-time award in recognition of equity awards forfeited in connect with his acceptance of the Company’s offer of employment. This award will vest in two equal installments on the second and third anniversaries of the grant date.

Ms. Toussaint’s October 29, 2014 grant represents a one-time award in recognition of equity awards forfeited in connection with her acceptance of the Company’s offer of employment. This award vests 50% on the second anniversary of the grant date and 50% in three equal annual installments on the first, second and third anniversaries of the grant date.

(4)	Amounts reflect the number of stock options granted in 2014 to the NEOs, which was determined using the binomial lattice value on the respective grant dates. These awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of each vesting date. The options expire ten years after the Annual Grant Date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the respective grant dates.

(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table provides information regarding all outstanding stock options, unvested restricted stock, PSU and RSU awards (including related dividend equivalent units) held by each NEO as of December 31, 2014. All information is presented below on a post-conversion basis. In connection with the Spin-off, restricted stock and non-qualified stock options awarded prior to the Spin-off were converted to Xylem restricted stock and non-qualified stock options.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Patrick K. Decker	3/17/14	—	165,584	36.8100	2/25/24	125,684	4,784,790
Michael T. Speetzen	3/3/11	4,535	—	32.3818	3/3/21	82,120	3,126,308
	11/7/11	47,431	—	24.6000	11/7/21
	3/2/12	40,700	20,350	26.6000	3/2/22
	3/1/13	19,135	38,268	27.4900	3/1/23
	2/25/14	—	44,244	38.7600	2/25/24
Claudia S. Toussaint						63,008	2,398,715
Kenneth Napolitano	3/10/08	9,859	—	29.8050	3/10/15	38,782	1,476,431
	3/5/10	17,999	—	30.0295	3/5/20
	3/3/11	17,527	—	32.3818	3/3/21
	11/7/11	46,140	—	24.6000	11/7/21
	3/2/12	21,775	10,887	26.6000	3/2/22
	3/1/13	10,303	20,606	27.4900	3/1/23
	2/25/14	—	23,824	38.7600	2/25/24
Christopher R. McIntire	3/3/11	5,780	—	32.3818	3/3/21	31,201	1,187,822
	11/7/11	27,141	—	24.6000	11/7/21
	3/2/12	14,246	7,122	26.6000	3/2/22
	3/1/13	8,832	17,662	27.4900	3/1/23
	2/25/14	—	20,420	38.7600	2/25/24

(1)	All stock option awards vested in three equal installments over the three-year period following the grant date.

(2)	The following table provides the vesting schedule for unvested stock options (vesting occurs on the applicable anniversary of the Annual Grant Date).

Name	Grant Date	Vesting Schedule (#)
		2015	2016	2017
Patrick K. Decker	3/17/14	55,195	55,195	55,194
Michael T. Speetzen	3/2/12	20,350	—	—
	3/1/13	19,134	19,134	—
	2/25/14	14,748	14,748	14,748
Kenneth Napolitano	3/2/12	10,887	—	—
	3/1/13	10,303	10,303	—
	2/25/14	7,942	7,941	7,941
Christopher R. McIntire	3/2/12	7,122	—	—
	3/1/13	8,831	8,831	—
	2/25/14	6,807	6,807	6,806

(3)	The following tables provides the vesting schedule for unvested restricted stock, PSUs, and RSUs (vesting occurs on the applicable anniversary of the grant date except for Mr. Decker’s 2014 grant of 80,684 shares, which vests on February 25, 2017):

Name	Grant Date	Vesting Schedule (#)
		2015	2016	2017
Patrick K. Decker	3/17/14	—	22,500	22,500
	3/17/14	—	—	80,684
Michael T. Speetzen	3/5/10	9,975	—	—
	3/2/12	18,797	—	—
	3/1/13	—	31,212	—
	2/25/14	—	—	22,136
Claudia S. Toussaint	10/29/14	10,501	42,005	10,502
Kenneth Napolitano	3/2/12	10,056	—	—
	3/1/13	—	16,806	—
	2/25/14	—	—	11,920
Christopher R. McIntire	3/2/12	6,579	—	—
	3/1/13	—	14,406	—
	2/25/14	—	—	10,216

(4)	Market values were determined based on the Company’s closing stock price of $38.07 on December 31, 2014.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of restricted stock awards in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Patrick K. Decker	—	—	—	—
Michael T. Speetzen	50,554	634,014	26,070	971,488
Claudia S. Toussaint	—	—	—	—
Kenneth Napolitano	28,846	429,717	19,859	743,120
Christopher R. McIntire	—	—	10,565	393,811
Steven R. Loranger	189,235	1,084,462	3,251	119,539

(1)	This amount reflects number of shares acquired upon exercise of stock options times the difference between the Xylem stock price on the date of exercise and the exercise price of stock options. For Mr. Loranger, this represents the value realized upon the exercise of stock options granted to him during his employment with ITT and subsequently converted to Xylem stock options in connection with the Spin-off.

(2)	These amounts reflect the value realized upon the vesting of RSUs based upon the closing price of Xylem stock on the date of vesting. For Mr. Loranger, this represents the value realized upon the vesting of RSUs granted to him as part of his 2013 director compensation.

NON-QUALIFIED COMPENSATION FOR 2014

Xylem Deferred Compensation Plan

The Xylem Deferred Compensation Plan is a deferred compensation plan that permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payments. The AIP amount deferred is included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the Xylem Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay in the future and will rank with other unsecured and unsubordinated indebtedness of the Company.

The Xylem Deferred Compensation Plan includes the deferral of Company contributions that would have been made under the Xylem Plan or the Xylem Supplemental Plan. The Company contributions are as defined under the provisions of the Xylem Plan for a particular plan year and include core, match and transition credit contributions, if applicable.

Xylem Supplemental Retirement Savings Plan

The Xylem Supplemental Retirement Savings Plan (the “Xylem Supplemental Plan”) was established to provide retirement benefits that cannot be paid from the Xylem Plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan as described on page 44. These benefits are generally paid directly by Xylem. The Xylem Supplemental Plan extends retirement savings benefits above the IRS limit. The same company contributions for core, match and transition credits apply as in the Xylem Plan. Employees are not eligible to make contributions in the Xylem Supplemental Plan. The Xylem Supplemental Plan is a non-qualified and unfunded plan. All amounts in the Xylem Supplemental Plan constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.

The table below shows the activity within the Xylem Deferred Compensation Plan and the Xylem Supplemental Plan (Non-Qualified Savings) for the NEOs for 2014.

2014 Non-Qualified Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Patrick K. Decker
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	87,343	95	—	27,187
Total	—	87,343	95	—	27,187
Michael T. Speetzen
Deferred Compensation	—	—	3,446	(22,284)	59,055
Non-Qualified Savings	—	38,636	1,521	—	124,929
Total	—	38,636	4,967	(22,284)	183,984
Claudia S. Toussaint
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	2,935	2	—	2,399
Total	—	2,935	2	—	2,399
Kenneth Napolitano
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	48,518	1,197	—	99,104
Total	—	48,518	1,197	—	99,104
Christopher R. McIntire
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	32,581	757	—	65,692
Total	—	32,581	757	—	65,692
Steven R. Loranger
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	1,308	41	(3,764)	—
Total	—	1,308	41	(3,764)	—

(1)	Amounts in the “Registrant Contributions in Last Fiscal Year” column include the aggregate of core, match and transition credit (if eligible) contributions to the participants under the Xylem Deferred Compensation Plan and the Xylem Supplemental Plan for the 2014 AIP, which were credited to the NEOs’ accounts in 2015. These amounts are reflected in the Supplemental Plan Contributions column in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(2)	The Company does not provide preferential or above-market rates as defined in applicable SEC rules. As a result, the aggregate earnings are not included in the Summary Compensation Table.

(3)	Distribution reflects payment from a Special Purpose Account with specified payment commencement date of June 1, 2014 based on pre-set distribution election.

(4)	The amounts represent account balances at 2014 Fiscal Year End and exclude the executive and registrant contributions that were credited in 2015.

Mr. Speetzen is the only NEO participating in the Xylem Deferred Compensation Plan and has invested only in the Fixed Rate Option Fund, which is based on guaranteed contractual returns from a third-party insurance provider and had a 5.30% annual rate of return for the calendar year ended December 31, 2014.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The NEOs are covered under the Xylem Senior Executive Severance Pay Plan or the Xylem Special Senior Executive Severance Pay Plan, depending on the reason for termination of employment.

The Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan do not allow for excise tax gross-ups and include a cap on severance benefits. The severance plans apply to the Company’s senior executives, including NEOs, as defined by Section 409A of the Internal Revenue Code. Xylem’s severance plan arrangements are not considered in determining other elements of compensation.

The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2014, and include amounts which would be earned through such date (or that would be earned during a period of severance).

Payments and Benefits Provided Generally to Salaried Employees

The amounts shown in the tables below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	regular retirement benefits under the Xylem Plan;

•	continued benefits under COBRA; and

•	distributions of balances under the Xylem Plan and amounts currently vested under the Xylem Supplemental Plan.

Xylem Senior Executive Severance Pay Plan

The purpose of this plan is to provide a period of transition following cessation of employment for senior executives who are U.S. citizens or employed in the U.S., including our NEOs. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause.

Severance payments are not payable in the event that:

•	the executive terminates his or her own employment for any reason;

•	the executive’s employment is terminated for cause;

•	termination occurs after the executive’s normal retirement date (i.e., after the first day of the month that coincides with the executive’s 65th birthday);

•	termination occurs in certain divestiture instances if the executive accepts outside employment or refuses comparable employment; or

•	employment is terminated as a result of a death or disability.

The amount of severance paid under this plan depends on the executive’s salary and years of service at the time of cessation. The plan provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service, provided that, the severance amount will not exceed 24 months of salary or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. The Company considers these severance pay provisions appropriate transitional provisions given the senior executives’ job responsibilities and the competitive market in which senior executives function. The Company’s obligation to continue severance payments stops if the executive does not comply with the Xylem Code of Conduct. Xylem considers this cessation provision to be critical to its emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the Xylem Severance Policy or Xylem Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the Xylem Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within sixty days following the covered executive’s scheduled termination date.

Xylem Special Senior Executive Severance Pay Plan

The purpose of this plan is to provide compensation in the case of termination of a senior executive’s employment in connection with an acceleration event (defined in “Potential Post-Employment Compensation — Change of Control Arrangements”) including termination following a change of control. All NEOs are eligible to participate in this plan. The plan is designed to put the executive in a comparable position, from a total rewards standpoint, as he or she would have been in without the acceleration event. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareowners by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions are to:

•	provide for continuing cohesive operations as executives evaluate a transaction, which, without change of control protection, could be personally adverse to the executive;

•	keep executives focused on preserving value for shareowners;

•	retain key talent in the face of potential transactions; and

•	aid in attracting talented employees in the competitive marketplace.

This plan provides two levels of benefits for covered executives based on their positions within the Company. NEOs participate at the higher level of benefits. The LDCC considered two levels of benefits appropriate, based on the relative ability of each level of executives to influence future performance of the Company. The LDCC assesses severance plans for competitiveness and appropriateness periodically.

Under the Xylem Special Senior Executive Severance Pay Plan, if (i) a covered executive is terminated within two years after an acceleration event including a change of control, (ii) a covered executive is terminated in contemplation of a change of control that ultimately occurs or (iii) the covered executive terminates his or her employment for good reason within two years after an acceleration event including a change of control, he or she would be entitled to:

•	any accrued but unpaid salary, AIP payment, unreimbursed expenses and employee benefits, including vacation;

•	“Severance Pay” determined based on hire date:

–	NEOs hired prior to May 1, 2012 and CEO: three times the sum of current annual base salary and current AIP payment paid or awarded;

–	NEOs hired on or after May 1, 2012 (excluding CEO): two times the sum of current annual base salary and current AIP payment paid or awarded (target AIP for new hires who do not have a full year of AIP payout history);

•	continuation of health and life insurance benefits based on hire date:

–	NEOs hired prior to May 1, 2012 and CEO: at the same levels for three years;

–	NEOs hired on or after May 1, 2012 (excluding CEO): at the same levels for two years;

•	Severance Pay times the current eligible percentage rate of Xylem’s contributions to the Xylem Plan and the Xylem Supplemental Plan (such payment will not exceed 12%); and

•	one year of outplacement services.

In the event severance payments under the plan would constitute an “excess parachute payment” within the definition of Section 280G of the Internal Revenue Code, payments would be provided based on whichever option would provide a better after-tax benefit:

•	the aggregate of all severance payments reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the Internal Revenue Code; or

•	the aggregate of all severance payments without a reduction and NEOs pay the 280G exercise tax;

Change of Control Arrangements

The payment or vesting of awards or benefits under the Xylem Special Senior Executive Severance Pay Plan and each of the plans listed below would generally be accelerated upon the occurrence of a change of control of Xylem. The reason for the change of control provisions in these plans is to put the executive in the same position he or she would have been in had the change of control not occurred. Executives can then focus on preserving value for shareowners when evaluating transactions that, without change of control provisions, could be personally adverse to the executives. Under the plans, there would be a change of control of Xylem if one of the following acceleration events occurred:

•	Acquisition of 20% or more (for all plans except for the Xylem Deferred Compensation Plan and the Xylem Supplemental Plan, which require 30% or more) of Xylem’s outstanding stock by another entity or group other than by the following:

–	Xylem or a subsidiary; or

–	an employee benefit plan that is sponsored by Xylem or a subsidiary.

•	The shareowners of Xylem approved:

–	any consolidation, business combination or merger of Xylem other than such transactions in which the shareowners of Xylem would hold 50% or more of the combined voting power of the surviving corporation immediately prior to and after the merger; or

–	any sale, lease, exchange or other transfer of all or substantially all of the assets of Xylem.

•	A majority of the members of the Board changed within a 12-month period unless the election or nomination for election or each of the new Directors was recommended or approved by a majority of Directors who were Directors at the beginning of such 12-month period.

In addition to the Xylem Special Senior Executive Severance Pay Plan, the following Company plans have change of control provisions:

•	the Xylem 2011 Omnibus Incentive Plan;

•	the Xylem Annual Incentive Plan for Executive Officers;

•	the Xylem 1997 Long-Term Incentive Plan;

•	the Xylem Enhanced Severance Pay Plan;

•	the Xylem Deferred Compensation Plan;

•	the Xylem Supplemental Retirement Savings Plan; and

•	the Xylem Retirement Savings Plan.

Potential post-employment and change of control compensation for the NEOs are summarized below.

Potential Post-Employment and Change of Control Compensation

The following table reflects the estimated amount of compensation payable to each of the Company’s NEOs upon termination of the NEO’s employment under various scenarios. The amounts shown are calculated using an assumed termination date effective as of the last business day of fiscal year 2014 (December 31, 2014). Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the NEO would receive if an eligible termination event were to occur.

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Patrick K. Decker	3.9	4.0	10.1
Michael T. Speetzen	3.3	1.7	6.2
Claudia S. Toussaint	1.7	0.4	3.2
Kenneth Napolitano	1.5	1.2	3.8
Christopher R. McIntire	1.2	0.9	3.2

(1)	This is a potential lump-sum payment related to the acceleration of unvested equity awards which would have occurred if an NEO had died or become disabled as of December 31, 2014. Equity awards vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan” on page 40. The amounts shown reflect the market value of restricted stock and in-the-money stock options based on the Company’s December 31, 2014 closing price of $38.07.

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2014:

a.	An amount based on the NEO’s then current salary and years of service under the Xylem Senior Executive Severance Pay Plan for all NEOs except for Mr. Decker, who would be paid an amount equal to two times his current annual salary and two times his target AIP based on the severance arrangement included in his letter of agreement. The amounts shown are paid in the form of equal monthly payments over the severance period.

b.	A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amounts shown reflect the market value of restricted stock and in-the-money stock options based on the Company’s December 31, 2014 closing price of $38.07.

c.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period based on an NEO’s years of service under the Xylem Senior Executive Severance Pay Plan.

(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of change of control:

a.	Severance Pay equal to three times an NEO’s then current salary and three times (two times for Ms. Toussaint) the most recent AIP award paid or awarded (target AIP for Ms. Toussaint) preceding a change of control under the Xylem Special Senior Executive Severance Pay Plan. The Severance Pay amount is made in the form of equal monthly payments over the severance period.

b.	A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of restricted stock, performance share units (assuming target performance is achieved) and in-the-money stock options based on the Company’s December 31, 2014 closing price of $38.07.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem Plan and the Xylem Supplemental Plan as provided under the Xylem Special Senior Executive Severance Pay Plan.

d.	The Company’s portion of health and life insurance premiums paid monthly for three years (two years for Ms. Toussaint) under the Xylem Special Senior Executive Severance Pay Plan.

e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the Xylem Special Senior Executive Severance Pay Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to the shares of Xylem common stock that may be issued under equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	4,284,629(2)	$28.60(3)	9,370,513
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,284,629	$28.60(3)	9,370,513

(1)	Equity compensation plans approved by security holders include the Xylem 2011 Omnibus Incentive Plan and the ITT 2003 Equity Incentive Plan.

(2)	Includes 2,989,721 shares of stock options, 1,171,253 shares of restricted stock, and 123,655 shares of performance shares.

(3)	Represents the weighted average exercise price of outstanding stock options only.

XYLEM INC. 1 INTERNATIONAL DRIVE RYE BROOK, NEW YORK 10573

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM (EDT) the day before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87222-P57364	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

XYLEM INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

Vote on Directors

1.	Election of three Class I members of the Board of Directors.

	Nominees:		For	Against	Abstain	Vote on Proposals		For	Against	Abstain

	1a.	Patrick K. Decker	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2015.	☐	☐	☐

	1b.	Victoria D. Harker	☐	☐	☐	3.	To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐

	1c.	Markos I. Tambakeras	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

						4.	To vote on a shareowner proposal titled “Reincorporate in Delaware.”	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this Annual Meeting.			☐	☐

			Yes	No

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Shareowners

Tuesday, May 12, 2015, 11:00 a.m. (EDT)

Xylem Headquarters

1 International Drive

Rye Brook, NY 10573

If you plan to attend the Annual Meeting, please bring this Admission Ticket with you.

Note: If you plan to attend the Annual Meeting of Shareowners, please indicate your intention by marking the appropriate box on the attached proxy card. If you plan to attend the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. For directions, please call 914-323-5700. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

SEC PROXY ACCESS NOTICE

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareowner Meeting to be held on Tuesday, May 12, 2015 at 11:00 a.m. (EDT) at Xylem Headquarters, 1 International Drive, Rye Brook, NY 10573: The proxy materials for Xylem Inc.’s 2015 Annual Meeting of Shareowners, including the 2014 Annual Report and 2015 Notice and Proxy Statement are available on the Internet at www.proxyvote.com.

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M87223-P57364

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC.

FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON MAY 12, 2015.

The shareowner(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Elena Centeio and Claudia Toussaint, or either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareowner(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareowner(s) on the reverse side of this form. If this form is signed and returned by the shareowner(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

For participants in the Xylem Retirement Savings Plan for Salaried or Hourly Employees:

Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). Participants under these plans should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. (EDT), on May 7, 2015. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be dated and signed on the reverse side.)